UNAUDITED CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2016 AND FOR THE NINE AND THREE

MONTH PERIODS THEN ENDED

PRESENTED WITH COMPARATIVE FIGURES

GLOSSARY OF TERMS
The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the unaudited consolidated condensed interim financial statements of the Company.
Terms	Definitions
BLL	Bodega Loma La Lata S.A.
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.
CIESA	Compañía de inversiones de energía S.A.
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CPB	Central Piedra Buena S.A.
CSJN	Supreme Court of Argentina
CTG	Central Térmica Güemes S.A.
CTLL	Central Térmica Loma La Lata S.A.
CYCSA	Comunicación y Consumos S.A.
EASA	Electricidad Argentina S.A.
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
Edesur	Empresa Distribuidora Sur S.A.
ENRE	National Regulatory Authority of Electricity
FO	Fuel Oil
FOCEDE	Fund works of consolidation and expansion of electrical distribution
FONINVEMEM	Fund for Investments required to increase the electric power supply in the WEM
FOTAE	Works Administration Trust Transport for Electricity Supply
FRD	Flow for debt repayment
Fundation	Pampa Energía Foundation committed to education
GLP	Liquefied Petroleum Gas
GO	Gas Oil
Greenwind	Greenwind Argentina S.A.
HI	Hydroelectric
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.

GLOSSARY OF TERMS: (Continuation)
Terms	Definitions
HRP	Hours Power Compensation
IAS	International Accounting Standards
IASB	International Accounting Standards Board
ICBC	Industrial and Commercial Bank of China (Argentina) S.A.
IEASA	IEASA S.A.
IFRS	International Financial Reporting Standards
INDISA	Inversora Diamante S.A.
INNISA	Inversora Nihuiles S.A.
IPB	Inversora Piedra Buena S.A.
LSC	Commercial Companies Law
LVFVD	Sales Liquidations with Maturity Date to be Defined
MEyM	Ministry of Energy and Mining
MMC	Cost Monitoring Mechanism
Oldelval	Oleoductos del Valle S.A.
Orígenes Retiro	Orígenes Seguros de Retiro S.A.
Orígenes Vida	Orígenes Seguro de Vida S.A.
PACOSA	Pampa Comercializadora S.A.
PEA	Parques Eólicos Argentina S.A.
PEFMSA	Parques Eólicos del Fin del Mundo S.A.
PEN	Poder Ejecutivo Nacional
PEPASA	Petrolera Pampa S.A.
PEPCA	PEPCA S.A.
Petrobras	Petrobras Argentina S.A.
Petrolera Coroil	Petrolera Coroil S.A.
Petrolera Mata	Petrolera Mata S.A.
Petrowayú	Petrowayú S.A.

GLOSSARY OF TERMS: (Continuation)
Terms	Definitions
PISA	Pampa Inversiones S.A.
PP	Pampa Participaciones S.A.
PP II	Pampa Participaciones II S.A.
PPSL	Petrobras Participaciones S.L.
PYSSA	Préstamos y Servicios S.A.
Refinor	Refinería del Norte S.A.
RTI	Tariff Structure Review
SACME	SACME S.A.
Salaverri, Dellatorre,	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil
Burgio & Wetzler
SE	Secretary of Energy / Secretary of Electric Energy
SEC	Security and Exchange Comission
SSETTyDEE	Subsecretaría de Energía Térmica, Transporte y Distribución de Energía Eléctrica
TG	Gas turbine
TGS	Transportadora de Gas del Sur S.A.
The Company / Group	Pampa Energía S.A. and its subsidiaries
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de
Buenos Aires Transba S.A.
Transelec	Transelec Argentina S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
TV	Steam turbine
VAT	Value Added Tax
VCP	Short-term securities
WEM	Wholesale Electricity Market

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

As of September 30, 2016

presented with comparative figures

(In Argentine Pesos (“$”) – unless otherwise stated)

	Note	09.30.2016	12.31.2015
ASSETS
NON CURRENT ASSETS
Investments in joint ventures	8	3,412,848,149	223,918,951
Investments in associates	9	781,777,650	123,237,325
Property, plant and equipment	10	38,354,823,144	14,508,403,073
Intangible assets	11	2,097,861,981	734,167,886
Biological assets		1,823,056	1,853,667
Financial assets at fair value through profit and loss	12	429,737,515	2,578,182,705
Financial assets at amortized cost	13	343,871,930	-
Deferred tax assets	14	1,170,370,703	52,279,953
Trade and other receivables	15	3,794,605,913	1,228,528,576
Total non current assets		50,387,720,041	19,450,572,136

CURRENT ASSETS
Biological assets		473,667	245,361
Inventories		3,369,742,709	225,462,790
Financial assets at fair value through profit and loss	12	3,319,831,909	4,081,019,508
Financial assets at amortized cost	13	29,246,167	-
Derivative financial instruments		-	197,150
Trade and other receivables	15	14,143,556,115	4,875,514,245
Cash and cash equivalents	16	3,541,570,652	516,597,918
Total current assets		24,404,421,219	9,699,036,972
Non current assets classified as held for sale	36	3,306,867,820	-
Total assets		78,099,009,080	29,149,609,108

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

 (Continuation)

	Note	09.30.2016	12.31.2015
SHAREHOLDERS´ EQUITY
Share capital	17	1,695,859,459	1,695,859,459
Additional paid-in capital and other reserves		1,234,322,473	1,231,483,268
Legal reserve		204,716,629	51,462,158
Voluntary reserve		3,889,615,950	977,780,998
Retained earnings (Acumulated losses)		(992,919,681)	3,065,089,423
Other comprehensive loss		(18,750,782)	(31,086,202)
Equity attributable to owners of the company		6,012,844,048	6,990,589,104
Non-controlling interest		8,639,342,542	1,390,609,148
Total equity		14,652,186,590	8,381,198,252

LIABILITIES
NON CURRENT LIABILITIES
Trade and other payables	18	4,745,177,044	2,698,769,957
Borrowings	19	16,549,068,964	6,684,746,241
Deferred revenue		194,282,973	153,815,820
Salaries and social security payable		97,310,865	80,039,338
Defined benefit plans		820,060,856	264,454,859
Deferred tax liabilities	14	4,652,941,718	591,588,053
Income tax and minimum notional income tax provision		1,085,217,442	271,767,729
Taxes payables		185,651,308	116,695,275
Provisions	20	4,626,165,455	313,778,975
Total non current liabilities		32,955,876,625	11,175,656,247

CURRENT LIABILITIES
Trade and other payables	18	13,554,016,535	6,652,485,409
Borrowings	19	10,696,099,836	1,307,662,872
Deferred revenue		763,684	763,684
Salaries and social security payable		1,552,947,442	886,967,815
Defined benefit plans		67,237,094	46,089,380
Income tax and minimum notional income tax provision		1,209,134,681	138,949,721
Taxes payables		1,512,420,174	471,162,752
Derivative financial instruments		1,289,531	18,081,410
Provisions	20	1,653,071,888	70,591,566
Total current liabilities		30,246,980,865	9,592,754,609
Non current liabilities classified as held for sale	36	243,965,000	-
Total liabilities		63,446,822,490	20,768,410,856
Total liabilities and equity		78,099,009,080	29,149,609,108

The accompanying notes are an integral part of these unaudited condensed interim financial statements

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the nine and three month periods ended September 30, 2016 presented with comparative figures

 (In Argentine Pesos (“$”) – unless otherwise stated)

		Nine Months		Three Months
	Note	09.30.2016	09.30.2015	09.30.2016	09.30.2015

Revenue	21	18,280,099,507	5,315,302,853	9,897,573,603	1,899,903,969
Cost of sales	22	(15,520,709,337)	(5,163,687,418)	(8,185,803,249)	(1,866,262,237)
Gross profit		2,759,390,170	151,615,435	1,711,770,354	33,641,732

Selling expenses	23	(1,702,431,105)	(675,759,184)	(851,666,099)	(256,167,998)
Administrative expenses	24	(2,348,279,735)	(796,846,220)	(1,429,088,371)	(273,787,190)
Exploration expenses	25	(76,363,124)	-	(64,828,688)	-
Other operating income	26	2,025,277,299	330,088,169	1,194,620,795	127,874,873
Other operating expenses	26	(1,117,018,777)	(433,502,871)	(742,380,153)	(208,813,843)
Reversal of impairment of property, plant and equipment		-	25,259,957	-	25,259,957
Share of (loss) profit of joint ventures	8	(194,208,578)	45,552,214	(120,643,521)	16,884,903
Share of (loss) profit of associates	9	1,876,790	(1,683,091)	4,530,000	(9,145,793)
Income from sale of subsidiaries	34	479,748,617	-	479,748,617	-
Operating (loss) profit before higher costs recognition and SE Resolution No. 32/15		(172,008,443)	(1,355,275,591)	182,062,934	(544,253,359)
Income recognition on account of the RTI - SE Resolution No. 32/15		419,415,374	3,809,727,433	(7,703,153)	1,421,075,043
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes		81,511,835	186,595,975	-	-
Operating income		328,918,766	2,641,047,817	174,359,781	876,821,684

Financial income	27	483,478,882	196,325,506	228,088,582	68,867,324
Financial expenses	27	(3,038,640,395)	(696,665,096)	(1,618,082,682)	(403,722,019)
Other financial results	27	157,073,436	185,807,452	(77,979,295)	(168,131,316)
Financial results, net		(2,398,088,077)	(314,532,138)	(1,467,973,395)	(502,986,011)
(Loss) Profit before income tax		(2,069,169,311)	2,326,515,679	(1,293,613,614)	373,835,673

Income tax and minimun national income tax		525,323,051	(785,825,364)	175,875,824	(198,280,521)
(Loss) Profit of the period		(1,543,846,260)	1,540,690,315	(1,117,737,790)	175,555,152

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Remeasurements related to defined benefit plans		(1,128,585)	409,389	-	-
Income tax		395,005	(143,286)	-	-
Items that will be reclassified to profit or loss		-	-	-	-
Translation differences		56,070,000	-	56,070,000	-
Income tax		2,058,000	-	2,058,000	-
Other comprehensive income of the period		57,394,420	266,103	58,128,000	-
Comprehensive (loss) income of the period		(1,486,451,840)	1,540,956,418	(1,059,609,790)	175,555,152

Total (loss) profit of the period attributable to:
Owners of the company		(992,919,681)	1,003,290,145	(932,069,231)	40,269,408
Non - controlling interest		(550,926,579)	537,400,170	(185,668,559)	135,285,744
		(1,543,846,260)	1,540,690,315	(1,117,737,790)	175,555,152

Total comprehensive (loss) profit of the period attributable to:
Owners of the company		(980,584,261)	1,003,524,987	(919,000,231)	40,269,408
Non - controlling interest		(505,867,579)	537,431,431	(140,609,559)	135,285,744
		(1,486,451,840)	1,540,956,418	(1,059,609,790)	175,555,152

(Loss) Earnings per share attributable to the equity holders of the company during the period
Basic (loss) earnings per share	28	(0.5855)	0.7634
Diluted (loss) earnings per share	28	(0.5855)	0.6378

             The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

For the nine month periods ended September 30, 2016

presented with comparative figures

 (In Argentine Pesos (“$”) – unless otherwise stated)

	Attributable to owners
	Equity holders of the company		Retained earnings						Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Reserve for directors’ options	Other comprehensive (loss) income	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2014	1,314,310,895	342,984,871	14,304,190	271,779,611	266,060,067	(32,191,096)	743,159,355	2,920,407,893	633,431,122	3,553,839,015

Constitution of legal reserve - Shareholders’ meeting 04.30.2015	-	-	37,157,968	-	-	-	(37,157,968)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.30.2015	-	-	-	706,001,387	-	-	(706,001,387)	-	-	-
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(24,135,683)	(24,135,683)
Sale of interest in subsidiaries	-	1,492,900	-	-	-	-	-	1,492,900	(4,560)	1,488,340

Profit for the nine months	-	-	-	-	-	-	1,003,290,145	1,003,290,145	537,400,170	1,540,690,315
Other comprehensive profit for the nine months period	-	-	-	-	-	234,842	-	234,842	31,261	266,103
Comprehensive profit for the nine months period	-	-	-	-	-	234,842	1,003,290,145	1,003,524,987	537,431,431	1,540,956,418

Balance as of September 30, 2015	1,314,310,895	344,477,771	51,462,158	977,780,998	266,060,067	(31,956,254)	1,003,290,145	3,925,425,780	1,146,722,310	5,072,148,090

Issuance of shares on exercise of stock options	381,548,564	883,272,106	-	-	(266,060,067)	-	-	998,760,603	-	998,760,603
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(1,956,569)	(1,956,569)
Sale of interest in subsidiaries	-	3,733,391	-	-	-	-	-	3,733,391	517,738	4,251,129

Profit for the complementary three month period	-	-	-	-	-	-	2,061,799,278	2,061,799,278	246,334,421	2,308,133,699
Other comprehensive profit (loss) for the three months period	-	-	-	-	-	870,052	-	870,052	(1,008,752)	(138,700)
Comprehensive profit	-	-	-	-	-	870,052	2,061,799,278	2,062,669,330	245,325,669	2,307,994,999

Balance as of December 31, 2015	1,695,859,459	1,231,483,268	51,462,158	977,780,998	-	(31,086,202)	3,065,089,423	6,990,589,104	1,390,609,148	8,381,198,252

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

(Continuation)

	Attributable to owners
	Equity holders of the company		Retained earnings					Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Other comprehensive (loss) income	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2015	1,695,859,459	1,231,483,268	51,462,158	977,780,998	(31,086,202)	3,065,089,423	6,990,589,104	1,390,609,148	8,381,198,252

Constitution of legal reserve - Shareholders’ meeting 04.29.2016	-	-	153,254,471	-	-	(153,254,471)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.29.2016	-	-	-	2,911,834,952	-	(2,911,834,952)	-	-	-
Sale of interest in subsidiaries	-	2,839,205	-	-	-	-	2,839,205	516,647	3,355,852
Acquisition of subsidiaries	-	-	-	-	-	-	-	7,797,813,326	7,797,813,326
Dividends attributable to noncontrolling interest	-	-	-	-	-	-	-	(43,729,000)	(43,729,000)
Loss for the nine months period	-	-	-	-	-	(992,919,681)	(992,919,681)	(550,926,579)	(1,543,846,260)
Other comprehensive income for the nine months period	-	-	-	-	12,335,420	-	12,335,420	45,059,000	57,394,420
Comprehensive loss for the nine months period	-	-	-	-	12,335,420	(992,919,681)	(980,584,261)	(505,867,579)	(1,486,451,840)

Balance as of September 30, 2016	1,695,859,459	1,234,322,473	204,716,629	3,889,615,950	(18,750,782)	(992,919,681)	6,012,844,048	8,639,342,542	14,652,186,590

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS

For the nine months period ended September 30, 2016

presented with comparative figures

 (In Argentine Pesos (“$”) – unless otherwise stated)

		09.30.2016	09.30.2015
	Note		(as restated)
Cash flows from operating activities:
Total (loss) profit for the period		(1,543,846,260)	1,540,690,315
Adjustments to reconcile net profit to cash flows generated by operating activities:
Income tax and minimum notional income tax		(525,323,051)	785,825,364
Accrued interest		2,532,261,937	466,249,169
Depreciations and amortizations		1,795,393,714	476,509,335
Reversal of impairment of property, plant and equipment		-	(25,259,957)
Constitution (Recovery) of accruals, net	23 and 26	112,442,509	30,017,330
Constitution of provisions, net	26	278,269,540	117,353,688
Share of (loss) profit of joint ventures and associates	8 and 9	192,331,788	(43,869,123)
Accrual of defined benefit plans	22, 23 and 24	117,784,444	87,942,777
Net foreign currency exchange difference	27	692,685,989	216,602,695
Result from measurement at present value	27	1,331,823	(20,575,522)
Changes in the fair value of financial instruments		(860,406,449)	(381,226,178)
Result from repurchase of corporate bonds	27	(42,405)	-
Results from property, plant and equipment sale and decreases		(252,125,035)	4,892,893
Income from sale of subsidiaries	34	(479,748,617)	-
Consumption of materials		37,961,717	18,906,985
Revenue recognition from CAMMESA finance		-	(7,019,838)
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes		(81,511,835)	(186,595,975)
Income recognition on account of the RTI - Res. SE No. 32/15		-	(447,438,252)
Dividends received	26	(5,569,245)	(4,486,563)
Asset retirement obligation	27	27,346,486	13,226,557
Compensation agreements	23, 24 and 26	288,022,454	105,440,744
Other expenses FOCEDE	26	14,652,549	42,637,010
Other financial results		290,104,499	8,505,290
Result from interest held in joint operations		711,306	-
Other		11,674,638	1,169,665
Proceeds (payments) for Derivative Financial Instruments		41,027,283	(73,173,090)

Changes in operating assets and liabilities:
Increase in trade receivables and other receivables		(2,434,608,501)	(1,391,992,532)
Decrease (Increase) in inventories		8,570,370	(64,254,323)
(Increase) Decrease in biological assets		(228,306)	77,289
Increase in trade and other payables		2,115,599,759	1,861,431,069
Increase in deferred income		41,039,915	25,267,198
Increase in salaries and social security payable		290,101,110	93,498,177
Decrease in defined benefit plans		(18,876,732)	(34,961,057)
Increase (Decrease) in tax payables and Income tax and minimum notional income tax provision		22,666,795	(34,201,071)
Increase (Decrease) in provisions		10,310,195	(24,151,244)
Income tax and minimum notional income tax paid		(216,271,208)	(8,549,736)
Funds obtained from PUREE (SE Res. No. 1037/07)		-	25,612,143
Net cash generated by operating activities		2,503,733,176	3,174,101,232

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS (Continuation)

		09.30.2016	09.30.2015
			(as restated)
Cash flows from investing activities:
Purchases of property, plant and equipment		(3,945,590,784)	(3,299,010,936)
Purchases of financial assets		(220,258,218)	(1,051,992,620)
Adquisition of intangible assets		(12,140,469)	-
Payment for companies' adquisitions		(9,005,368,847)	-
Proceeds from property, plant and equipment sale		-	40,660
Proceeds from financial assets' sale and amortization		3,466,656,791	730,213,202
Proceeds from interest from financial assets		44,803,412	3,966,253
Proceeds from sales of subsidiaries		304,924,722	-
Dividends received		63,187,284	4,486,563
Proceeds from loans		4,864,556	1,898,519
Proceeds from guarantee deposits		-	257,633,053
Recovery (Subscription) of investment funds, net		665,667,718	(1,206,658,411)
Capital contribution in joint ventures		-	(475,000)
Net cash used in investing activities		(8,633,253,835)	(4,559,898,717)

Cash flows from financing activities:
Proceeds from borrowings		13,299,391,155	3,059,034,333
Payment of borrowings		(2,550,456,286)	(1,420,316,725)
Payment of borrowings' interests		(1,005,365,948)	(454,852,854)
Payment for repurchase of own debt		(482,755,696)	-
Payment for redemption of corporate bonds		(221,905,339)	-
Payment of dividends		(43,729,000)	-
Proceeds from salaries mutuum		-	166,816,000
Proceeds from sales of shares in subsidiaries		2,839,205	1,488,349
Net cash geterated by financing activities		8,998,018,091	1,352,169,103

Increase (Decrease) in cash and cash equivalents		2,868,497,432	(33,628,382)

Cash and cash equivalents at the begining of the period	16	516,597,918	335,234,106
Exchange difference generated by cash and cash equivalents		156,475,302	10,972,927
Increase (Decrease) in cash and cash equivalents		2,868,497,432	(33,628,382)
Cash and cash equivalents at the end of the period	16	3,541,570,652	312,578,651

Significant Non-cash transactions:
Acquisition of property, plant and equipment through an increase in trade payables		(669,343,520)	(334,228,838)
Borrowing costs capitalized in property, plant and equipment		(427,458,773)	(296,872,524)
Increase from offsetting of PUREE-related liability against receivables (SE Res. No. 250/13, subsequent Notes and SE Res. 32/15)		-	10,618,797
Increase from offsetting of liability with CAMMESA against receivables (SE Res. No. 250/13, subsequent Notes and SE Res. 32/15)		-	158,081,277
Decrease from offseting of other liabilities with CAMMESA for loans for consumption (Mutuums) granted for higher salary costs (SE Resolution 32/15) with receivables		-	(447,438,252)
Decrease in borrowings through offsetting with trade receivables		(191,763,263)	(74,209,715)
Increase in asset retirement obligation provision		(24,960,899)	(22,706,276)
(Constitution) Recovery of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss		-	(153,916,681)
Unpaid dividends to third parties		-	24,135,680
Amounts received from CAMMESA through FOCEDE for investment loan		-	631,604,000
Receivable outstanding for the sale of interests in subsidiaries and financial assets	34	(1,200,000,000)	-

      The accompanying notes are an integral part of these unaudited condensed interim financial statements.

 NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

For the nine and three month periods ended September 30, 2016 presented with comparative figures

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: GENERAL INFORMATION

The Company is a fully integrated energy company. Through its subsidiaries, it is engaged in the generation, transmission and distribution of electricity in Argentina. In addition, it operates in the oil and gas exploration and production activity, as well as in the gas transportation (through its joint control of TGS).

With the acquisition of Petrobras as from July 27, 2016, the Company has incorporated assets, such as new electric power plants, and higher levels of oil and gas production. Additionally, the Company has added to its portfolio fuels production and retail, lubricants manufacturing and a participation in the petrochemical industry.

In the generation segment, the Company has an installed capacity of approximately 2,309 MW, which is equal to 6.9% of Argentina’s installed capacity. With the incorporation of Genelba, Pichi Picún Leufu and Eco Energía power plants, owned by Petrobras, the generation segment has reached an installed capacity of 3,433 MW, thus becoming one of the biggest electric power production companies within the country.

In the transmission business, the Company jointly controls Citelec, which is the controlling company of Transener, that performs the operation and maintenance of the high-tension transmission network in Argentina which covers more than 14,500 km of lines of its own, and 6,200 km of lines of Transba. Both companies together carry 90% of the electricity in Argentina.

In the distribution business, the Company, through Edenor, the largest electricity distributor in Argentina, distributes electricity to over 2.8 million customers throughout the northern region of Buenos Aires City and northwest of Greater Buenos Aires.

In the oil and gas segment, the Company controls PEPASA, a company established in 2009 with the purpose of supplying the Group’s thermal power stations and engaging in oil and gas production and exploration in Argentina. Currently PEPASA has interests in 5 areas and more than 100 productive wells. PEPASA’s production results corresponds to its associations in productive projects with YPF, YSUR (former Apache) and Petrobras, as well as from projects as an independent operator. A large part of the production is sold under the Natural Gas Surplus Injection Program at a price of U$S 7.5/MMBTU.

Petrobras’ current production reaches a volume of more than 100,000 barrels of oil equivalent per day, divided practically in equal parts between oil and natural gas. The main oil production assets are Medanito-Jagüel de los Machos, in the Province of Río Negro and La Pampa; and El Tordillo, in the Province of Chubut. As regards natural gas, the main assets are Río Neuquén, Sierra Chata and El Mangrullo, in the Province of Neuquén.

Petrobras has a 25.5% indirect interest in TGS, a company that holds a concession for the transportation of natural gas in Southern Argentina and is engaged in processing and trading of natural gas liquids.

Notas a los Estados Financieros Consolidados Condensados Intermedios (Continuación)

Expresados en pesos

NOTE 1: (Continuation)

The acquisition of Petrobras assets allowed the Company to add the refining segment to its business portfolio, which now consists of the refinery Dr. Ricardo Eliçabe, located in the City of Bahía Blanca, a 28.5% interest in Refinor, owner of a refinery of its own in Campo Durán, Province of Salta and more than 70 service stations in Northern Argentina, as well as a 23% interest in Oldelval, a company engaged in the transportation of crude oil through pipelines from the Neuquén basin; fuels retail pursuant to a license agreement to operate a network of 267 services stations in the center and south of the country; and lubricants manufacturing through the Avellaneda industrial plant.

Lastly, in the petrochemical segment Petrobras owns three high-complexity industrial plants for the production of a wide range of petrochemical products.

In other business, the Company conducts financial investment operations and it keeps investments in other companies that have complementary activities.

NOTE 2: REGULATORY FRAMEWORK

The main regulatory provisions affecting the electricity market and the activities of the company have been detailed in the financial statements for the year ended December 31, 2015, with the exception of the changes stated below.

2.1          Generation

State of Emergency in the National Electricity Sector – New Seasonal Prices

In December 2015, the National Government issued Executive Order No. 134/15 declaring the state of emergency in the electrical sector until December 31, 2017 and instructed the MEyM to adopt the necessary measures regarding the generation, transportation and distribution segment, to improve the quality and guarantee the operation of the utility.

As a result of the emergency, during January, 2016 the MEyM issued Resolutions No. 6 and 7 and the ENRE issued Resolution No. 1 implementing a new tariff scheme in the WEM, a regime of social tariff and the reduction of seasonal prices for certain tariff categories.

Later on, pursuant to SE Resolution No. 41/16, the 2016 Winter Seasonal Programming was passed, keeping the values approved in the Summer Seasonal Reprogramming (ENRE Resolution No. 1/16).

Furthermore, the precautionary measures mentioned in Note 2.2.b required Distributors to refrain from billing the tariff increase and to reimburse the already collected increased amounts by crediting the customers’ accounts. These modifications may have a negative impact on CAMMESA’s collections and, in turn, in collections by generating agents.

In view of these judicial decisions, the Executive Branch, which initially established the tariff increases, requested the National Supreme Court of Justice to rule on the issue and to decide on the legality, appropriateness and applicability of tariff increases. On September 6, 2016, the Supreme Court of Justice revoked the main precautionary measure; therefore, except for the districts of the Province of Buenos Aires where a precautionary measure is still in force, the tariff scheme passed by ENRE Resolution No. 1/16 must be applied.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

SE Resolution No. 22/16 – Update of the Remuneration Scheme implemented by SE Resolution No. 95/13 and previously updated by SE Resolutions No. 529/14 and No. 482/15

On March 30, 2016, SE Resolution No. 22/16 was passed, which abrogated Schedules I, II, III, IV, V, VI and VII of SE Resolution No. 482/15 (which in turn amended SE Resolutions No. 95/13 and 529/14) and provided for a retroactive updating —as from the economic transactions for the month of February, 2016— of the remuneration values for fixed and variable costs and for non-recurring maintenance works (the "Maintenance Remuneration”).

The remuneration scheme update comprises the following:

        i.                  Fixed Costs Remuneration:

Classification or technology and scale	$/MW-hrp
TG units with power (P) > 50 Mw	108.8
TV units with power (P) < 100 Mw	180.9
TV units with power (P) > 100 Mw	129.2
HI units with power (P) ≤ 50 Mw	299.2
HI units with power (P) between 120 Mw and 300 Mw	107.8

Pursuant to SE Resolution No. 22/16, hydroelectric power plants operating and maintaining control structures in river courses (such as derivation channels or compensation reservoirs) and not having an associated hydroelectric power plant should consider a 1.20 increase factor for the remuneration of fixed costs in the plant at the headwaters.

      ii.                  Variable Costs Remuneration:

Classification or technology and scale	Operating with:
	Natural Gas	FO/GO Hydrocarbons
	$/MWh
TG units with power (P) > 50 Mw	46.3	81.1
TV units with power (P) < 100 Mw	46.3	81.1
TV units with power (P) > 100 Mw	46.3	81.1

Hydroelectric Units	$/MWh
HI units with power (P) ≤ 50 Mw	36.7
HI units with power (P) between 120 Mw and 300 Mw	36.7

In the case of pumping hydroelectric power plants, both the power generated and the power used for pumping should be considered.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

    iii.                  Maintenance Remuneration:

Classification or technology and scale	$/MWh
TG units with power (P) > 50 Mw	45.1
TV units with power (P) < 100 Mw	45.1
TV units with power (P) > 100 Mw	45.1
HI units with power (P) ≤ 50 Mw	16
HI units with power (P) between 120 Mw and 300 Mw	16

SE Resolution No. 21/16: Call to companies interested in offering new generation capacity

As a result of the state of emergency in the National Electricity Sector, the SE issued Resolution No. 21/16 calling for parties interested in offering new electric power thermal generation capacity with the commitment to making it available through the WEM for the following periods: i) 2016/2017 summer; ii) 2017 winter, and iii) 2017/2018 summer.

The terms for the call were established in SE Note No. 161/16. The conditions applicable to the generation capacity to be offered include: i) a minimum 40 MW power; ii) each generating unit should have a minimum 10 MW power; and iii) the equipment should have double fuel consumption capacity (with certain exceptions).

Successful bidders will enter into a wholesale demand agreement with CAMMESA on behalf of the distributors and the GUME. For further information on the Group’s projects, see Note 37.

New measures promoting projects in renewable energies

In the month of October 2015, Act No. 27,191 (regulated by Executive Order No. 531/2016) was passed, which amended Act No. 26,190 on the promotion of renewable sources of energy. Among other measures, it provided that by December 31, 2025, 20% of the total demand for energy in Argentina should be covered with renewable sources of energy. To meet such objective, it provides that the GUME and CAMMESA should cover 8% their demand with such sources by December 31, 2017. Such percentage will increase every two years until reaching such objective. The agreements entered into with Large Users and Distributors' Large-scale users may not have an average price exceeding U$S 113/MWh.

Additionally, it provides for several measures promoting the construction of projects for the generation of energy from renewable sources, including tax benefits (advance VAT reimbursement, accelerated depreciation of the income tax, import duty exemptions, etc.) and the creation of a fund for the development of renewable energies destined, among other objectives, to the granting of loans and capital contributions for the financing of such projects. The tax benefits quota for 2016, set by Executive Order No. 882/16, amounts to U$S 1,700 million. If it is not allocated in full, the balance will be automatically carried forward to the following year.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In order to meet the objectives set by Act No. 26,190 and Act No. 27.191, the MEyM launched an open call for bids for the hiring of energy from renewable sources within the WEM (RenovAr Program, Round 1). The call aims to assign contracts for a capacity of up to 1000 MW obtained with different technologies (wind and solar energy, biomass, biogas and small hydraulic developments with a capacity of up to 50 MW). Successful bidders with enter into Renewable Electric Power Supply Agreements for the sale of a committed annual electric power block for a term of 20 years. For further information on the Group’s projects, see Note 37.

Claim for the recognition of Gas Plus costs

In September 2015, CAMMESA informed CTLL that, pursuant to SE Resolution No. 529/14, as from the termination of the first automatic renewal of the natural gas supply agreements in force as at that date (January 2016), it would cease recognizing: (i) any other automatic renewal of such contracts, (ii) costs associated with the acquisition of Gas Plus (including the 10% contemplated in the Master Agreement).

Therefore, on September 3, 2015 and January 1, 2016, CTLL declared a force majeure regarding the agreements for the acquisition of natural gas with Pan American Energy LLC Argentina and PEPASA, respectively, which resulted in the suspension of CTLL's obligations under both agreements. Additionally, claims against CAMMESA were filed regarding both agreements.

In the absence of a reply by the ES, on November 13, 2015 CTLL submitted an administrative claim prior to the filing of a complaint to reverse CAMMESA's decision and, subsidiarily, to seek a redress for the damages sustained by CTLL. In view of this situation and after all administrative remedies had been exhausted, on October 7, 2016 the Company filed a complaint against the National Government for the January-March 2016 period.

2.2          Distribution

a)       Tariff Structure Review

By means of MEyM Resolution No. 7/16 (see provisional remedies Note 2.2), SE Resolution No. 32/15 was repealed and the ENRE was instructed to adopt all the necessary measures, within its field of competence, to conclude the RTI before December 31, 2016.

On April 1, 2016, the ENRE issued Resolution No. 55/16, which approves the program for the Review of the distribution tariff for the current year, establishing the criteria and methodologies for the RTI process, together with a tentative schedule with a detail of the work plan to be submitted.

In this regard, on September 7, 2016, Edenor submitted to the ENRE for its approval the electricity rate schedule proposal for the next five years. For the purposes of the rate proposal, Edenor: (i) determined the capital base using for such purpose the depreciated replacement cost method; (ii) submitted the 2017-2021 Investment Plan; (iii) submitted a detail of the operating expenses; and (iv) submitted all other data requested by the Regulatory Authority.

In accordance with the Work Plan and schedule duly fixed by the ENRE, on October 28, 2016, the public hearing was held as a preliminary step to define the electricity rate schedule for the next period, which may take into account, in whole or in part, Edenor’s proposal.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As mentioned in the financial statements as of December 31, 2015, Edenor estimates that the RTI must include, in addition to the definitive Electricity Rate Schedules, a review of costs, the required quality levels and other rights and obligations that would lead to an updated Concession Agreement, which, in turn, must provide for the definitive treatment to be given to all those issues, about which a decision is still pending, resulting from the Federal Government’s non-compliance with the Adjustment Agreement, including the remaining balances and other effects caused by the partial measures adopted.

These issues, among other, are the following:

i)         the treatment to be given to the remaining balances of the amounts received for the fulfillment of the Investment Plan through the Loans for consumption (Mutuums) granted to cover the insufficiency of the funds deriving from the FOCEDE;

ii)       the treatment to be given to the funds disbursed by Edenor for the fulfillment of the Investment Plan, not included in i) above;

iii)      the conditions for the settlement of the balance outstanding with CAMMESA at the date of issuance of SE Resolution No. 32/15, for which purpose Edenor has submitted a payment plan;

iv)     the treatment to be given to the Penalties and Discounts whose payment/crediting is pending.

b)    Provisional remedies

As from May 2016, Edenor has been notified by several courts of the Province of Buenos Aires of the granting of provisional remedies requested by different customers, both individuals and groups of consumers, which all together accounted for more than 30% of the Company’s sales, ordering the suspension of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 (authorizing tariff increases), retroactively to the date on which such resolutions came into effect, i.e. February 2016.

These measures required Edenor to refrain from billing with the tariff increase and to return any amounts of the increases already collected by means of a credit in the customers’ accounts to offset future electricity consumption.

The current status of the main provisional remedies is detailed below:

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

“Abarca”:

On July 15, 2016 the ENRE notified Edenor of the granting of a provisional remedy by Division II of the Federal Appellate Court of the City of La Plata, ordering the suspension of the tariff increases in all the Province of Buenos Aires for a period of three months to commence as from the date of issuance of such judicial order. In July, this measure impacted 80% of Edenor’s billing. As a consequence of the filing of a “Federal Extraordinary Appeal” (“Recurso Extraordinario Federal”), on September 6, 2016 the Supreme Court of Justice of Argentina revoked the provisional remedy granted by Division II, which implies that, except in those districts of the Province of Buenos Aires where another provisional remedy remains in force, the applicable electricity rate schedule should be the one approved by ENRE Resolution No. 1/16. On September 27, 2016, the MEyM issued Resolution 197/16, instructing CAMMESA to invoice distribution companies for the amounts unbilled in compliance with the provisional remedy herein described, in four equal and consecutive monthly installments. Furthermore, it instructed the ENRE to direct, in turn, distribution companies to make this payment plan, with no interest or surcharges, available to customers (ENRE Note No. 523 dated September 29, 2016). At the date of these condensed interim financial statements, this provisional remedy has no impact on the revenue recognized by Edenor as of September 30, 2016.

“Fernández Francisco Manuel and Other Plaintiffs”:

On August 3, 2016, the short-term provisional remedy (provisional relief that remains in effect until the Federal Government submits the report required by the law or the term provided for such purpose expires - “medida cautelar interina”) requested in the action for the protection of a constitutional right that was violated (“acción de amparo”) brought against the Federal Government (PEN and MEyM) and the ENRE was granted, declaring MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 null and void and ordering CAMMESA to refrain from applying the new electricity rate schedule until the public hearing was held. On October 6, 2016, final judgment was passed, partially upholding the action brought and declaring the electricity rate schedule included in the aforementioned Resolutions inapplicable to small-demand (T1) customers, ordering the ENRE to instruct distribution companies to allow customers, who consider themselves affected by the effects of the aforementioned Resolutions and at their sole request, to pay and have as settled the amounts owed as well as those accruing in the future, in accordance with the electricity rate system applied prior to ENRE Resolution No. 1/16. On October 25, 2016, by Note No. 123,177, the ENRE informed Edenor that the referred to judgment had been appealed by the ENRE and the MEyM, that the appeals had been granted with a stay of execution, and, therefore, that until a decision on such judgment, whose enforcement had been stayed, was issued by the Appellate Court, Edenor had to continue billing its customers in accordance with the rate resulting from the application of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16. If the Appellate Court affirms the appealed judgment, the enforcement thereof may give rise to significant additional losses for Edenor, inasmuch as small-demand (T1) customers represent 54% of Edenor’s revenue from sales.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

“Ombudsman for the District of Pilar and Other Petitioners”:

With regard to the provisional remedy granted against the MEyM in respect of the customers residing in the locality of Pilar, due to both the fact that the originally stipulated term thereof has expired due to the lapse of time and the fact that the joining thereof to the “Fernández” case had been ordered, it is inferred that the customers of the above-mentioned locality would be subject to the decision issued in such case and consequently included within the universe of customers subject to the “Fernández” ruling mentioned in the previous caption. Therefore, at the date of issuance of these condensed interim financial statements, Edenor is awaiting the ENRE’s instruction in order to have the information it needs to be able to recognize the impact of this situation. Edenor estimates that the application of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 to Pilar customers would enable Edenor to record the effects related to the distribution margin for the February-September 2016 period, which amount to $ 426.6 million. However, an adverse ruling of the Appellate Court will have the effects mentioned at the end of the preceding paragraph.

“Municipality of La Matanza and Other Petitioners”:

The short-term provisional remedy (medida cautelar interina) granted on June 14, 2016 that benefitted the residents of the locality of La Matanza was appealed by all the affected parties, the MEyM, the ENRE and Edenor. The appeal has been granted by the court hearing the case and the proceedings are about to be sent to the Federal Appellate Court of San Martín for their treatment. That, without prejudice to the petition filed to have the action (acción de amparo) rejected, which is still pending of resolution. Edenor estimates that the application of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 to La Matanza customers would enable Edenor to recognize the results related to this district, generating a positive net result for the February-September 2016 period of $ 856.5 million. However, an adverse ruling of the Appellate Court in the “Fernández” case would include the small-demand (T1) customers residing in La Matanza District and will have the effects mentioned above in this Note.

c)     Penalties

By means of ENRE Note No. 120,151 dated April 15, 2016, which establishes the new criterion to calculate penalties, Edenor is informed that for purposes of calculating penalty amounts, the values to be applied are the kWh values in effect at the last day of the six-month period analyzed in which the penalizable event is detected, with the increases recorded in the “remuneration” as a consequence of the increases and adjustments granted as of that date. The effect of this resolution for the September 2015-February 2016 six-month period and subsequent periods has been recorded during the nine-month period ended September 30, 2016.

Furthermore, it is stated that the resulting amounts determined as indicated in the preceding paragraph, accrue interest at the thirty-day lending rate of Banco de la Nación Argentina, from the date on which they are determined until the Customer’s account is actually credited, effect which Edenor has recorded in its financial statements.

Additionally, by Note No. 123,091 dated October 19, 2016, the ENRE set the average rate values ($/KWh) to be applied as from December 2012 for the penalties payable to the Public Administration. In accordance with the terms of the Concession Agreement, such values relate to the average sale price of energy charged to customers. Due to the fact that the amounts informed in the above-mentioned note are not in agreement with such concept, on November 1, 2016, Edenor submitted a note to the ENRE requesting the rectification of the incorrect amounts informed.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In the case that in the ENRE’s reply to the Note referred to in the preceding paragraph, the term “remuneration” were interpreted by the ENRE as to include all the amounts received in the form of, for example, government grants, the amount of the provision for penalties could increase significantly. Edenor believes that such interpretation would be contrary to the terms of the Concession Agreement.

The penalty amount determined as of September 30, 2016 includes neither the effects of the actions (acciones de amparo) mentioned in the previous caption nor those which may be necessary to record if ENRE Note No. 123,091 is applied.

Compensation payable to Customers

On March 21, 2016, the ENRE issued Resolution No. 31/16, pursuant to which it was provided that each small-demand residential customer (T1R) who suffered  power outages between February 12 and 18, 2016 must be paid a compensation of at least (i) six hundred pesos if the power cut lasted more than 12 continuous hours but did not exceed 24 continuous hours; (ii) nine hundred thirty-one pesos if the power cut lasted more than 24 continuous hours but did not exceed 48 hours; and (iii) one thousand sixty-five pesos if the power cut lasted more than 48 continuous hours.

The total amount of the compensation payable to customers by way of discounts amounts $ 73 million, which was credited to customer bills issued as from April 25, 2016.

d)    ENRE Resolution No. 347/12

According to the provisions of ENRE Resolution No. 2/16, concerning the termination of the FOCEDE trust, on June 23, 2016 Edenor received $ 86.3 million as reimbursement for the amounts duly transferred to the FOCEDE. On July 20, 2016, the aforementioned trust was formally terminated and liquidated.

e)     Framework Agreement

With regard to the accounts receivable from the Framework Agreement, related to the distribution of electricity to low-income areas and shantytowns, during the months of May and July Edenor received payments for $ 11.4 million and $ 53.5 million, respectively from the Provincial and the Federal Governments.

Unrecognized revenue related to the Framework Agreement during the January 1, 2015 – September 30, 2016 period amounts to $ 85 million.

f)     Remaining balances in favor of the WEM

As a consequence of the provisional remedies described above and in order to safeguard the provision of the public service of electricity distribution in a continuous and safe manner, the Company has had no alternative -since July- but to temporarily suspend payments to CAMMESA for energy purchases.

Subsequently, and due to the fact that the different provisional remedies that had temporarily suspended the application of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 ceased to have effect, the MEyM, by means of Resolution No. 197 dated September 27, 2016,  instructed CAMMESA to facilitate the payment of the amounts owed by Edenor in four non-interest bearing and surcharge-free, equal and consecutive monthly installments, with the first of them maturing in October, which Edenor paid on October 31, 2016 for an amount of $ 268.9 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

For the balances owed and not included within the scope of the desisted provisional remedies, Edenor recorded compensatory interest for $ 46.1 million, not recognizing default interest because, in accordance with the provisions of SE Note No. 229 dated May 9, 2016, such interest is not to be charged during the period in which the state of emergency declared by Decree No. 134/15 is in effect.

2.3          Oil and gas

Exports Promotion Program

On March 9, 2016, the Ministry of Energy and Mining passed Resolution No. 21/2016 creating a Crude Oil Surplus Exports Promotion Program once the domestic demand for Escalante crude oil from the Golfo San Jorge basin is met, effective from January 1, 2016 to December 31, 2016. The promotion payments will be made as long as the Brent oil average prices does not exceed U$S 47/barrel two days before and two days after the shipment. The compensation payable by the Argentine Government will amount to U$S 7.50 per barrel, provided the conditions detailed in such resolution are met.

Natural Gas Surplus Injection Promotion Program

On January 4, 2016, Executive Order No. 272/15 was passed dissolving the Committee created pursuant to Executive Order No. 1277/12 and providing that the powers assigned to it would be exercised by the MEyM.

On May 20, 2016, Executive Order No. 704/16 authorized the delivery of bonds denominated in U.S. Dollars issued by the Argentine Government (BONAR 2020) for the cancellation of debts outstanding as at December 31, 2015 under the Program. Furthermore, the Executive Order imposes restrictions on the transferability of such bonds, with a limit of up  3% per month without penalty, except to subsidiaries and/or affiliates, and requires the filing of information on a monthly basis.

During June and July, 2016, Petrobras and PEPASA received BONAR 2020 bonds for a face value of U$S 34.3 and 29.5 million as compensation owed as at December 2015.

Natural Gas Price

During the month of April, 2016, the MEyM passed Resolutions No. 28/2016 and No. 31/2016 increasing natural gas prices in the regulated market, for industrial users, LPG and specifically in the residential and electric power generation markets, where prices vary depending on the end user and the place of consumption.

As a result of the tariff increases granted by ENARGAS to concessionaires of the Natural Gas Transportation and Distribution Utility Service and the increase in the price of Natural Gas provided for by Resolution No. 28/2016, several legal actions were brought seeking their nullity, which seriously affected their application and the sought predictability framework. In a claim for legal protection under the right of amparo initiated by the non-governmental entity “Centro de Estudios para la promoción de la Igualdad y la Solidaridad – CEPIS”, on July 6, 2016, Panel II of the National Chamber of Appeals of La Plata (the “Chamber”) passed a ruling declaring the nullity of Resolutions No. 28 and No. 31 and restoring the tariff scheme effective prior to the passing of such provisions.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The National Government has lodged an extraordinary appeal before the Supreme Court of Justice requesting the review of such decision

On July 12, 2016 the MEyM issued Resolution No. 129/16 setting limits on invoices issued by natural gas distributors for stores and residential consumers. This scheme will be in force until December 31, 2016, and caps will be retroactive to April 1, 2016. Additionally, Resolution No. 129/16 provides that for both the natural gas transport and distribution segments, the proceedings necessary to develop the RTI process should be conducted by December 31, 2016, including the holding of public hearings by October 31, 2016.

Finally, on August 18, 2016, the Supreme Court of Justice partially upheld the ruling passed by the Chamber, thus establishing: (i) the obligation to hold a previous public hearing for setting natural gas tariffs in the transportation and distribution segments, (ii) the obligation to also hold previous public hearings to set the natural gas price at the Transportation System Entry Point (PIST), and (iii) the nullity of Resolutions No. 28/16 and 31/16 regarding residential users, to which effect tariffs were taken back to the values effective as at March 31, 2016.

Regarding the transportation system, the Supreme Court of Justice points out the illegitimacy of expecting the tariff system to remain unaltered throughout time if circumstances call for its modification. In turn, it highlights that the evolution of natural gas tariffs for the distribution and transport service has been almost inexistent, thus concluding that there is a tariff deficit.

In observance of the Supreme Court’s decision, on August 19, 2016, the MEyM issued Resolution No. 152-E/16 instructing ENARGAS to take the necessary measures so that natural gas distributors should apply the tariff schemes effective as at March 31, 2016 to residential users for their consumptions as from April 1, 2016.

On the same day, ENARGAS issued Resolution No. 3953/16 setting the previous public hearing ordered by the Supreme Court of Justice, which was held from September 16 through  September 19, 2016. The Public hearing aimed to analyze the following: (i) the transfer to tariffs of the new natural gas price at the PIST; and (ii) the temporary tariffs for the natural gas transportation and distribution utility service which will be effective until the new tariffs resulting from the ongoing RTI process are set.

Finally, in the month of October, 2016 and pursuant to Resolution No. 212/16, the MEyM approved the new tariff schemes for the natural gas service by defining: i) new prices at wellhead for the natural gas, also instructing ENARGAS to update the tariffs of the natural gas transportation and distribution services to be charged against the RTI ; ii) a percentage cap to the tariff increase for certain users based on the invoices issued for the same period of the previous year ; iii) a social tariff to protect the most vulnerable socio-economic sectors; iv) bonuses for certain users who have consumption savings as compared with the previous year; and v) adjustments applicable in the months of April and October each year, until finally canceling all subsidies in the year 2019.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.4          Refining and Marketing

The content of fuels was modified by Resolution No. 5/16 issued by the Secretary of Hydrocarbon Resources, which replaced Exhibit II of Resolution No. 1283/06, issued by the former SE. This Resolution contains the required specifications of the different kinds of fuel sold in the Argentine market (i.e. naphtha grades 2 and 3 and gas oil grade 3).

It also establishes that the maximum Sulfur content allowed in gasoil for electric generation should be equal to the Sulfur content of gasoil Grade 2 established for areas with a low urban density (BD).

Furthermore, this Resolution establishes that from June 1, 2016, the maximum Sulfur content in domestic and imported fuel will be 7,000 mg/kg. Local oil refineries not meeting this specification will be required to submit, within 90 days starting from the publication of the resolution, a plan detailing the steps and actions to be taken in order to meet the above requirements within 24 months from the publication of this Resolution. The adequacy plan has been submitted as and when required.

NOTE 3: BASIS OF PRESENTATION

These unaudited condensed interim financial statements for the nine and three month periods ended on September 30, 2016 have been prepared in accordance with the provisions of IAS 34 "Interim Financial Reporting".

This unaudited condensed interim financial information should be read in conjunction with the consolidated financial statements of the Company as of December 31, 2015, which have been prepared in accordance with IFRS, as issued by the IASB. These unaudited consolidated condensed interim financial statements are expressed in Argentine pesos. They have been prepared under the historical cost convention, modified by the measurement of financial assets at fair value.

These unaudited condensed interim financial statements for the nine and three month periods ended September 30, 2016 have not been audited. The Company’s management estimates they include all the necessary adjustments to present fairly the results of operations for each periods. The results for the nine and three month periods ended September 30, 2016, does not necessarily reflect in proportion the Company’s results for the complete year.

These unaudited condensed interim financial statements have been approved for their issuance by the Company’s Board of Directors on November 10, 2016.

Comparative information

Balances as of December 31, 2015 and for the nine and three month periods ended on September 30, 2015, included in these unaudited condensed interim financial statements for comparative purposes, are derived from the financial statements at those dates. Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current period.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 3: (Continuation)

At the SEC’s request, and for filing purposes with such Commission, on July 26, 2016, the Company restated its financial statements for the year ended December 31, 2015 and 2014 to correct an error, reclassifying in the Statement of Cash Flows the values related to the loan for consumption (mutuum) agreements duly entered into with CAMMESA.

Accordingly, the Company’s statement of cash flows for the period ended September 30, 2015 has been restated to present the cash inflows related to such agreements within financing activities in the statement of cash flows, instead of operating activities as previously presented.

Also, the increase in the balances of the loans with CAMMESA for funds received by the FOCEDE for the period ended September 30, 2015 is now presented as a non-cash transaction in the supplementary disclosures to the statement of cash flows, instead of operating activities as previously presented.

This correction to the financial statements impacts only the statement of cash flows, being no impact on the statements of financial position, comprehensive income, or equity, or on the basic and diluted (loss) earnings per share.

( Amounts in Pesos)	09.30.2015
	As reported	Adjustment		As restated
Cash flow from operating activities	2,756,747,142	417,354,090	(1)	3,174,101,232
Cash flow from investing activities	(3,975,728,627)	(584,170,090)		(4,559,898,717)
Cash flow from financing activities	1,185,353,103	166,816,000	(1)	1,352,169,103
Non cash transactions
Amounts received from CAMMESA through FOCEDE	-	631,604,000	(2)	631,604,000

(1) Relates to the loan for consumption (mutuum) for salaries that was disclosed in the statement of cash flows under the heading “Increase in trade payables and loans for consumption (mutuum) with CAMMESA in the distribution segment” (Note 2 to the financial statements as of December 31, 2015) and other immaterial reclassifications.

(2) Relates to the loan for consumption (mutuum) for investments (Note 2 to the financial statements as of December 31, 2015).

NOTE 4: ACCOUNTING POLICIES

The accounting policies applied in these unaudited condensed interim financial statements are consistent with those used in the financial statements for the last fiscal year prepared under IFRSs, which ended on December 31, 2015, except for the changes described below.

4.1    Non-current Assets classified as held for sale and associated Liabilities

The assets and liabilities of subsidiaries that have been made available for sale are classified as Assets available for sale and associated Liabilities when the carrying amount will be mainly recovered through a sale transaction, and this transaction is regarded as highly probable. These assets are valued at the lower of the carrying amount and fair value less costs of disposal.

Correspond to assets and liabilities related to the sale of the Neuquén and Aguada de la Arena areas (Note 36).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.2    Conversion of subsidiaries and associates’ operations

The results and financial position of certain subsidiaries and associates having a functional currency different from the Group's presentation currency are converted to the presentation currency at the closing date of each period/year end, pursuant to the following procedure:

-              assets and liabilities are converted at the exchange rates effective at closing;

-              results are converted at the transactional exchange rate.

Results from the conversion of these operations to the functional currency are recognized in the Consolidated Income Statement under “Financial Results”.

Results from the conversion of the functional currency to the presentation currency are recognized under “Other Comprehensive Income”. When an investment is totally or partially sold or disposed of, these “Other Comprehensive Income” are reclassified to the Consolidated Income Statement as part of the result of the sale or disposal.

4.3    New provisions, modifications and interpretations which are not yet effective and have not been early adopted by the Company

- IFRS 16 “Leases”: On January 31, 2016, the IASB published IFRS 16, ‘Leases’, which replaces the current guidance in IAS 17. IFRS 16 defines a lease as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.

Under IFRS 16 for leasing contracts it has to be recognize a lease liability reflecting future lease payments and a ‘right-of-use’ asset for almost all lease contracts. This is a significant change compared to IAS 17 under which lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 contains an optional exemption for certain short-term leases and leases of low-value assets; however, this exemption can only be applied by lessees.  The IFRS 16 is effective for annual reporting periods beginning on or after 1 January 2019. The Company is analyzing the implications of this new standard.

- IAS 7 "Statement of cash flows": In January 2016, IASB issued an amendment by which it is required to disclose information that will allow users to understand changes in liabilities arising from financing activities. This includes changes arising from cash flows, such as drawdowns and repayments of borrowings; and non-cash changes, such as acquisitions, disposals and unrealized exchange differences. It is applicable for annual periods beginning on or after January 1, 2017.

- IAS 12 “Income taxes”: In January 2016, the IASB issued amendments to clarify the requirements for recognizing deferred tax assets on unrealized losses. The amendments clarify the accounting for deferred tax where an asset is measured at fair value and that fair value is below the asset’s tax base. They also clarify certain other aspects of accounting for deferred tax assets. The amendments are effective from 1 January 2017.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

- IFRS 2 “Share based payments”:  In June 2016, an amendment was issued to clarify the measurement basis for cash-settled share-based payments and the accounting for modifications that change an award from cash-settled to equity-settled. It also introduces an exception to the principles in IFRS 2 that will require an award to be treated as if it was wholly equity-settled, where an employer is obliged to withhold an amount for the employee’s tax obligation associated with a share-based payment and pay that amount to the tax authority. It is applicable for annual periods beginning on or after January 1, 2018.

The Company is analyzing the implications of these modifications.

NOTE 5: CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these unaudited consolidated condensed interim financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, and income and expenses.

Mentioned estimates and judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these unaudited condensed interim financial statements.

In the preparation of these unaudited condensed interim financial statements, management judgements on applying the Company’s accounting policies and sources of information used for the respective estimates are the same as those applied in the Financial Statements for the year ended December 31, 2015 except for the information disclosed in Notes 2.2.b) and 35.

NOTE 6: FINANCIAL RISK MANAGEMENT

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and price risk), credit risk and liquidity risk.

No significant changes have arisen in risk management policies since last year.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: INVESTMENTS IN SUBSIDIARIES

(a) Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

			09.30.2016	12.31.2015
	Country	Main activity	Direct and indirect participation %	Direct and indirect participation %
BLL	Argentina	Winemaking	100.00%	100.00%
CTG	Argentina	Generation	90.42%	90.42%
CTLL	Argentina	Generation	100.00%	100.00%
IEASA	Argentina	Investment	100.00%	100.00%
INDISA	Argentina	Investment	91.60%	91.60%
INNISA	Argentina	Investment	90.27%	90.27%
IPB	Argentina	Investment	100.00%	100.00%
PACOSA	Argentina	Distributor	100.00%	100.00%
PEPASA (1)	Argentina	Oil	49.54%	49.60%
PEPCA (2)	Argentina	Investment	0.00%	100.00%
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PP II	Argentina	Investment	100.00%	100.00%
Transelec	Argentina	Investment	100.00%	100.00%
PPSL	Spain	Investment	100.00%	0.00%

(1)       The necessary conditions to maintain control over the subsidiary are met.

(2)       On 27 July 2016 the Company sold its entire interest (Note 34).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: INVESTMENTS IN JOINT VENTURES

The following table presents the main activity and information from the financial statements used for the valuation, and percentages of participation in joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	(Loss) Profit of the period	Equity	Direct and indirect participation %
CIESA (1)	Investment	09.30.2016	639,000,000	231,000,000	1,310,000,000	50%
Citelec (2)	Investment	09.30.2016	554,292,861	(285,259,848)	169,404,333	50%

(1) From the acquisition of Petrobras, the Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS.

(2) Through a 50% interest, the company co-controls Citelec, company that controlled Transener with 52.65% of the shares and votes.

The details of the valuations of interests in joint ventures is as follows:

	09.30.2016
	Equity method value	Adjustments (1)	Total investments in joint ventures
CIESA	3,358,486,500	-	3,358,486,500
Citelec	34,901,270	19,006,457	53,907,727
Others	453,922	-	453,922
	3,393,841,692	19,006,457	3,412,848,149

	12.31.2015
	Equity method value	Adjustments (1)	Total investments in joint ventures
Citelec	177,531,193	45,955,215	223,486,408
Others	432,543	-	432,543
	177,963,736	45,955,215	223,918,951

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: (Continuation)

The following tables show the breakdown of the result from interests in joint ventures:

	09.30.2016			09.30.2015
	Results for equity method value	Adjustments (1)	Share of (loss) profit of associates	Results for equity method value	Adjustments (1)	Share of (loss) profit of associates
CIESA	(48,516,000)	-	(48,516,000)	-	-	-
Citelec	(142,629,924)	(3,084,033)	(145,713,957)	48,578,308	(3,027,853)	45,550,455
Other	21,379	-	21,379	1,759	-	1,759
	(191,124,545)	(3,084,033)	(194,208,578)	48,580,067	(3,027,853)	45,552,214

(1)  Includes adjustments for repurchase of corporate bonds and depreciation of property, plant and equipment.

The evolution of interests in joint ventures is as follows:

	Note	09.30.2016	09.30.2015
At the beginning of the year		223,918,951	226,894,893
Share capital increase	30.f	-	475,000
Increase for subsidiries acquisition	35	3,407,002,500	-
Other decreases		(23,864,724)	(16,063,169)
Share of (loss) profit		(194,208,578)	45,552,214
At the end of the period		3,412,848,149	256,858,938

NOTE 9: INVESTMENTS IN ASSOCIATES

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates:

		Information about the issuer
	Main activity	Date	Share capital	(Loss) Profit of the period	Equity	Direct and indirect participation %
Refinor	Refinery	06.30.2016	92,000,000	26,000,000	899,000,000	28.50%
Oldelval	Transport of hydrocarbons	09.30.2016	110,000,000	98,000,000	445,000,000	23.10%

The detail of the valuations of the investments in associates is as follows:

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: (Continuation)

	30.09.2016
	Equity method value
Refinor	604,475,023
Oldelval	176,367,627
Others	935,000
	781,777,650

	12.31.2015
	Equity method value	Adjustments (1)	Total investments in associates
CIESA (2)	88,417,829	34,819,496	123,237,325
	88,417,829	34,819,496	123,237,325

(1) Includes the increased value of investments in associated companies.

(2) It corresponds to 10% interest in CIESA through PEPCA, a subsidiary which was sold on July 27, 2016 (Note 34).

The following tables show the breakdown of the result from investments in associates:

	09.30.2016	09.30.2015
Oldelval	3,716,000	-
Refinor	814,000	-
CIESA	(2,653,210)	(1,683,091)
	1,876,790	(1,683,091)

The evolution of investments in associates is as follows:

	Note	09.30.2016	09.30.2015
At the beginning of the year		123,237,325	133,169,584
Dividends	30.g	(4,000,000)	-
Increase for subsidiries acquisition	35	777,247,650	-
Decreases on disposal of investment in subsidiary	34	(116,584,115)	-
Share of (loss) profit		1,876,790	(1,683,091)
At the end of the period		781,777,650	131,486,493

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: PROPERTY, PLANT AND EQUIPMENT

	Original Values
Type of good	At the beginning	Translation effect	Increase for subsidiries acquisition	Increases	Decreases	Transfers	At the end

Land	24,568,246	8,000	94,519,000	-	-	-	119,095,246
Buildings	392,606,755	84,000	837,118,000	386,000	(4,236,020)	49,177,154	1,275,135,889
Generation equipment and machinery	2,147,088,583	302,000	5,098,724,842	57,396,435	(169,992,770)	1,735,014,954	8,868,534,044
High, medium and low voltage lines	3,200,626,205	-	-	430,776	(86,927,379)	939,129,082	4,053,258,684
Substations	1,298,982,944	-	-	-	(22,738,355)	262,551,401	1,538,795,990
Transforming chamber and platforms	792,641,739	-	-	191,075	(6,999,993)	150,901,234	936,734,055
Meters	806,227,752	-	-	127,292	(69,582)	54,915,380	861,200,842
Wells	1,123,907,411	144,279,000	9,574,045,304	59,666,151	(68,652,167)	1,025,332,454	11,858,578,153
Mining property	804,512,360	11,653,000	1,354,804,172	135,432,955	-	-	2,306,402,487
Gas plant	193,778,409	-	-	3,965,123	(16,487,021)	535,699,471	716,955,982
Vehicles	256,875,738	450,000	23,722,000	8,443,142	(1,535,804)	2,173,214	290,128,290
Furniture and fixtures and software equipment	193,263,186	2,568,000	188,877,000	97,154,681	(39,220,777)	6,172,678	448,814,768
Communication equipments	58,511,412	-	-	347,239	(109,141)	32,669,984	91,419,494
Materials and spare parts	358,738,582	747,000	183,599,000	168,717,107	(37,961,717)	(49,102,643)	624,737,329
Refining and distribution industrial complex	-	-	1,567,454,404	-	-	38,244,000	1,605,698,404
Petrochemical Industrial Complex	-	-	803,552,842	-	-	5,244,000	808,796,842
Work in progress	4,865,516,986	50,463,000	1,146,459,000	4,080,417,577	(164,946,688)	(4,438,145,140)	5,539,764,735
Advances to suppliers	804,597,587	-	-	398,525,524	(5,704,556)	(350,202,223)	847,216,332
Other goods	10,319,551	-	-	-	-	-	10,319,551

Total at 09.30.2016	17,332,763,446	210,554,000	20,872,875,564	5,011,201,077	(625,581,970)	(225,000)	42,801,587,117
Total at 09.30.2015	11,420,043,195	-	3,953,233,943	3,953,233,943	(59,338,286)	-	19,267,172,795

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

	Depreciation					Net book values
Type of good	At the beginning	Translation effect	Decreases	For the period	At the end	At the end	At 12.31.2015

Land	-	-	-	-	-	119,095,246	24,568,246
Buildings	(97,129,692)	(5,000)	1,201,764	(21,806,250)	(117,739,178)	1,157,396,711	295,477,063
Generation equipment and machinery	(564,525,768)	(281,000)	81,303,536	(238,806,334)	(722,309,566)	8,146,224,478	1,582,562,815
High, medium and low voltage lines	(752,925,415)	-	65,286,308	(95,739,621)	(783,378,728)	3,269,879,956	2,447,700,790
Substations	(290,429,250)	-	7,701,353	(35,843,485)	(318,571,382)	1,220,224,608	1,008,553,694
Transforming chamber and platforms	(175,264,820)	-	7,021,734	(22,744,408)	(190,987,494)	745,746,561	617,376,919
Meters	(270,135,756)	-	4,964	(33,429,426)	(303,560,218)	557,640,624	536,091,996
Wells	(302,578,756)	(66,250,000)	4,268,602	(946,586,930)	(1,311,147,084)	10,547,431,069	821,328,655
Mining property	(117,693,474)	(2,845,000)	-	(197,429,504)	(317,967,978)	1,988,434,509	686,818,886
Gas plant	(19,604,938)	-	8,610,145	(57,991,683)	(68,986,476)	647,969,506	174,173,471
Vehicles	(72,351,265)	(229,000)	1,299,664	(37,961,851)	(109,242,452)	180,885,838	184,524,473
Furniture and fixtures and software equipment	(106,909,529)	(1,182,000)	39,213,777	(41,853,148)	(110,730,900)	338,083,868	86,353,657
Communication equipments	(35,187,210)	-	21,876	(2,827,465)	(37,992,799)	53,426,695	23,324,202
Materials and spare parts	(14,027,594)	-	-	(2,613,720)	(16,641,314)	608,096,015	344,710,988
Refining and distribution industrial complex	-	-	-	(22,331,545)	(22,331,545)	1,583,366,859	-
Petrochemical Industrial Complex	-	-	-	(9,152,223)	(9,152,223)	799,644,619	-
Work in progress	-	-	-	-	-	5,539,764,735	4,865,516,986
Advances to suppliers	-	-	-	-	-	847,216,332	804,597,587
Other goods	(5,596,906)	-	-	(427,730)	(6,024,636)	4,294,915	4,722,645

Total at 09.30.2016	(2,824,360,373)	(70,792,000)	215,933,723	(1,767,545,323)	(4,446,763,973)	38,354,823,144
Total at 09.30.2015	(2,201,943,220)	-	29,497,302	(454,382,065)	(2,626,827,983)
Total at 12.31.2015							14,508,403,073

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

Borrowing costs capitalized in the book value of property, plant and equipment during the periods ended September 30, 2016 and 2015 amounted to $ 232.8, and $ 199.7 million respectively.

Labor costs capitalized in the book value of property, plant and equipment during the periods ended September 30, 2016 and 2015 amounted to $ 427.5 and $ 296.9 million respectively.

NOTE 11: INTANGIBLE ASSETS

	Original values
Type of good	At the beginning	Increase for subsidiries acquisition (1)	Increase	At the end

Concession agreements	950,767,632	-	-	950,767,632
Goodwill	5,627,370	1,090,541,021	-	1,096,168,391
Intangibles identified in acquisitions of companies	8,834,040	288,960,385	12,140,469	309,934,894
Total at 09.30.2016	965,229,042	1,379,501,406	12,140,469	2,356,870,917
Total at 09.30.2015	1,073,983,042	-	-	1,073,983,042

(1)    Includes increases of intangible assets related to the acquisition of Petrobras, which amount to $ 210,027,263.

	Amortization
Type of good	At the beginning	For the period	At the end

Concession agreements	(222,227,116)	(20,440,280)	(242,667,396)
Intangibles identified in acquisitions of companies	(8,834,040)	(7,507,500)	(16,341,540)
Total at 09.30.2016	(231,061,156)	(27,947,780)	(259,008,936)
Total at 09.30.2015	(201,598,943)	(22,096,659)	(223,695,602)

	Net book values
Type of good	At the end	At 12.31.2015

Concession agreements	708,100,236	728,540,516
Goodwill	1,096,168,391	5,627,370
Intangibles identified in acquisitions of companies	293,593,354	-
Total at 09.30.2016	2,097,861,981
Total at 09.30.2015	850,287,440
Total at 31.12.2015		734,167,886

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 12: FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Non current	09.30.2016	12.31.2015

Shares	149,796,515	70,630
Government securities	279,941,000	23,567,249
Trusts	-	2,554,544,826
Total non current	429,737,515	2,578,182,705

Current

Government securities	1,067,513,585	1,566,785,757
Corporate securities	11,823,171	13,428,727
Shares	207	175
Investment funds	2,240,494,946	2,500,804,849
Total current	3,319,831,909	4,081,019,508

NOTE 13: FINANCIAL ASSETS AT AMORTIZATED COST

	09.30.2016	12.31.2015
Non current

Government securities	296,474,930	-
Financial Trustee - Gasoducto Sur Work	17,090,000	-
Other	30,307,000	-
	343,871,930	-

Current

Government securities	9,010,167	-
Financial Trustee - Gasoducto Sur Work	20,236,000	-
	29,246,167	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: DEFERRED TAX ASSETS AND LIABILITIES

The composition of the deferred tax assets and liabilities is as follows:

	09.30.2016	12.31.2015
Tax loss-carryforwards	448,859,260	31,604,213
Trade and other receivables	101,784,486	53,073,643
Financial assets at fair value through profit and loss	856,906	7,933,327
Trade and other payables	966,071,896	333,342,683
Salaries and social security payable	30,299,594	22,786,773
Defined benefit plans	310,554,284	108,690,484
Taxes payables	59,057,285	49,265,642
Provisions	1,037,841,583	134,018,863
Financial assets at amortized cost	10,712,000	-
Other assets	9,963,840	-
Other	70,097,867	318,833
Deferred tax assets	3,046,099,001	741,034,461

	09.30.2016	12.31.2015
Property, plant and equipment	(4,069,274,175)	(709,869,181)
Intangible assets	(224,455,862)	(229,362,001)
Inventories	(39,729,734)	-
Trade and other receivables	(749,049,382)	(266,285,731)
Financial assets at fair value through profit and loss	(40,935,141)	(48,538,084)
Borrowings	(52,082,468)	(25,884,486)
Joint ventures and associates	(1,347,377,362)	-
Other	(5,765,892)	(403,078)
Deferred tax liabilities	(6,528,670,016)	(1,280,342,561)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	09.30.2016	12.31.2015
Deferred tax assets	1,170,370,703	52,279,953
Deferred tax liabilities	(4,652,941,718)	(591,588,053)
Net deferred tax liabilities	(3,482,571,015)	(539,308,100)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: Trade and Other receivables

Non Current	Note	09.30.2016	12.31.2015

CAMMESA Consolidated Receivable Res. SE Nº 406/03 Inc. c)		1,643,145,612	628,560,780
Additional Remuneration Trusts Res. No. 95/13		550,034,165	260,170,806
Maintenance Remuneration		221,661,000	-
Receivable for refining and distribution		5,954,000	-
Trade receivables, net		2,420,794,777	888,731,586

Tax credits		779,172,951	516,363,999
Allowance for tax credits		(305,841,388)	(259,762,595)
Related parties	30.j	734,513,713	7,064,978
Prepaid expenses		15,114,048	2,286,129
Financial credit		45,729,608	72,656,306
Guarantee deposits		78,621,344	1,125,798
Other		26,500,860	62,375
Other receivables, net		1,373,811,136	339,796,990

Total non current		3,794,605,913	1,228,528,576

Current

Receivables from energy distribution (1)		3,366,129,727	1,019,519,648
Receivables from MAT		77,286,253	83,439,503
CAMMESA		1,980,621,946	1,278,859,093
Res. No. 406/03 Inc. c) CAMMESA consolidated receivables		9,478,949	10,250,804
Maintenance remuneration		163,465,047	79,059,069
Receivables from gas sales		1,280,505,272	167,462,419
Receivables from refinery and distribution		625,623,000	-
Receivables from petrochemistry		649,522,000	-
Related parties	30.j	62,863,889	6,730,859
Other		27,854,710	29,888,258
Allowance for doubtful accounts		(289,268,508)	(87,516,886)
Trade receivables, net		7,954,082,285	2,587,692,767

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

	Nota	09.30.2016	12.31.2015

Tax credits		665,270,226	443,353,289
Allowance for tax credits		-	(443,955)
Advances to suppliers		178,400,207	50,628,100
Advances to employees		17,002,073	2,321,469
Related parties	30.j	71,270,906	14,726,068
Prepaid expenses		154,620,835	40,980,120
Receivables for non-electrical activities		115,372,518	65,693,920
Financial credit		1,325,147,872	75,523,379
Guarantee deposits		882,959,852	277,692,711
Credit with FOCEDE (2)		-	49,536,128
Natural Gas Surplus Injection Promotion Program		1,826,855,046	451,798,679
Credit from income recognition on account of the RTI - SE Res. 32/15		-	650,937,684
Expenses to be recovered from partners in joint operations		39,603,652	6,670,703
Receivables from arbitral proceedings		-	189,656,038
Contractual credits in Ecuador		819,361,000	-
Other		178,144,997	22,796,738
Allowance for other receivables		(84,535,354)	(54,049,593)
Other receivables, net		6,189,473,830	2,287,821,478

Total current		14,143,556,115	4,875,514,245

(1) As of 30 September 2016, billing was affected by the effects of the provisional remedies detailed in Note 2.2.

(2) On June 23, 2016, Edenor received $ 86.3 million, in accordance with the provisions of Resolution No. 2/16, thereby carrying out the definitive termination and liquidation of the aforementioned trust. As of December 31, 2015, Edenor’s net position with the FOCEDE is comprised of the following:

12.31.2015 (in thousands)
Fixed charge Res. No. 347/12 collected from customers and not transferred	(7,204)
Funds received in excess of that transferred to FOCEDE fixed charge Res. No. 347/12	191,722
Outstanding receivables from extraordinary investment plan	18,281
Provision for FOCEDE expenses	(153,263)
49,536

Book value of current trade and other financial receivables is similar to their fair value due to their short-term maturity.

Trade receivables and other long-term financial receivables are measured at amortized cost, which does not differ materially from its fair value.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

The movements in the allowance for impairment of trade receivables are as follows:

	09.30.2016	09.30.2015
At the beginning	87,516,886	91,117,582
Allowance for impairment	86,241,991	23,430,158
Increase for subsidiries acquisition	142,170,000	-
Decreases	(24,294,539)	(21,489,419)
Reversal of unused amounts	(2,365,830)	(390,948)
At the end of the period	289,268,508	92,667,373

The movements in the allowance for impairment of other receivables are as follows:

	09.30.2016	09.30.2015
At the beginning	314,256,143	147,322,552
Allowance for impairment	93,856,583	43,453,646
Decreases	(9,867,138)	(3,352,169)
Reversal of unused amounts	(4,523,595)	(29,253)
Decreases due to deconsolidation	(3,345,251)	-
At the end of the period	390,376,742	187,394,776

NOTE 16: CASH AND CASH EQUIVALENTS

	09.30.2016	12.31.2015

Cash	12,868,672	6,691,803
Banks	815,844,771	416,099,909
Checks to be deposit	577,212	318,335
Investment funds	2,452,921,997	93,487,871
Time deposits	259,358,000	-
	3,541,570,652	516,597,918

NOTE 17: SHARE CAPITAL

As of September 30, 2016, the Company´s share capital consisted of 1,695,859,459 common shares in book-entry form with a face value of  $ 1 each and each granting the right to one vote.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 18: TRADE AND OTHER PAYABLES

Non Current	Note	09.30.2016	12.31.2015

Customer contributions		100,545,359	105,757,067
Funding contributions for substations		51,700,000	51,700,000
Customer guarantees		78,358,326	67,509,328
Trade payables		230,603,685	224,966,395

ENRE Penalties and discounts		2,940,101,105	1,004,043,366
Loans (mutuums) with CAMMESA		1,293,641,532	1,099,759,655
Compensation agreements		-	81,926,024
Liability with FOTAE		168,657,010	155,752,325
Payment agreement with ENRE		112,173,712	132,322,192
Other payables		4,514,573,359	2,473,803,562

Total non current		4,745,177,044	2,698,769,957

Current

Suppliers		5,233,682,881	2,485,463,744
CAMMESA (1)		6,254,521,858	3,360,446,454
Customer contributions		140,262,150	147,775,331
Discounts to customers		37,372,000	125,808,507
Funding contributions substations		24,021,840	23,506,274
Customer advances (1)		870,132,761	32,552,896
Customer guarantees		15,840,184	1,048,184
Related parties	30.j	101,820,360	1,856,925
Other		4,358,968	5,539,336
Trade payables		12,682,013,002	6,183,997,651

ENRE Penalties and discounts		56,164,015	62,719,588
Related parties	30.j	8,570,544	124,680,713
Advances for works to be executed		16,072,718	31,467,068
Compensation agreements		515,435,194	192,108,317
Payment agreements with ENRE		57,870,786	54,005,897
Other creditors		124,719,591	-
Other payables for company acquisition		53,585,000	-
Other		39,585,685	3,506,175
Other payables		872,003,533	468,487,758

Total current		13,554,016,535	6,652,485,409

(1)         As of September 30, 2016, the effects of provisional remedies detailed in Note 2.2 are included.

The fair values of non-current customer contributions as of September 30, 2016 and December 31, 2015 amount to $ 131.1 million and $ 127.1 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 18: (Continuation)

The book value of other non-current financial liabilities are measured at amortized cost, which does not significantly differ from its fair value.

The book value of the compensation arrangements approximates their fair value due to valuation characteristics.

The book value of other financial liabilities included in trade and other payables approximates their fair value.

NOTE 19: BORROWINGS

Non Current	Note	09.30.2016	12.31.2015
Financial borrowings		2,556,399,827	717,019,046
Corporate bonds		11,827,829,451	4,479,682,941
CAMMESA financing		2,149,796,780	1,466,951,996
Related parties	30.j	15,042,906	21,092,258
		16,549,068,964	6,684,746,241

Current

Bank overdrafts		2,089,110	436,214
VCP		313,476,523	235,987,129
Financial borrowings		6,894,946,785	82,144,024
Corporate bonds		2,167,442,207	799,017,535
CAMMESA financing		34,971,638	10,477,887
Related parties	30.j	1,283,173,573	179,600,083
		10,696,099,836	1,307,662,872

As of September 30, 2016 and December 31, 2015, the fair values of the Company’s Corporate Bonds amount approximately to $ 14,332.2 million and $ 5,159.3 million, respectively. Such values were calculated on the basis of the estimated market price of the Company’s corporate notes at the end of each period/year.

The book value of current borrowings approximates their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate to their fair value as they are subject to a variable rate.

The other fair values, which approximate their book value, are based on the present value of contractual cash flows using a discount rate derived from observable market prices of other similar debt instruments plus the corresponding credit risk. Fair values determinated in that way are within hierarchical level 2.

The main variations in the Group's financial structure during the nine month period ended September 30, 2016 and until the date of issuance of these unaudited condensed interim financial statements are described below:

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

19.1 Generation

19.1.1. CTLL

CAMMESA Financing

Major maintenance

On April 8, 2016, CTLL and CAMMESA entered into an addendum to the loan agreement, which provided for the extension of the loan in order to include the execution of unit LDLATG01’s major maintenance in the amount of U$S 13 million and $ 17.8 million, in both cases plus VAT, nationalization and logistics costs and withholdings chargeable on foreign contractors, which had been approved pursuant to SSETTyDEE Note No. 52/16.

Bank loans

Itaú bank

On September 26, 2016, CTLL executed with Banco Itaú a loan agreement in the amount of U$S  15 million at the Libor rate plus a 4.5% margin and maturing on September 26, 2018. Interest will be payable on a monthly basis.

The proceeds from this loan were destined to investments in physical assets, the payment of working capital and/or the refinancing of liabilities.

 19.1.2 CPB

CAMMESA Financing

Major maintenance

On September 12, 2016, CPB and CAMMESA entered into an addendum to the Loan Agreement dated April 8, 2014, which provided as follows: i) a U$S 9.4 million increase in financing, as recognition of budget deviations in the boiler and auxiliary services works established in ES Note No. 1129/15; and ii) an amendment of the terms stipulated in the agreement on early cancellation and the repayment of financing, aiming to consolidate and simplify the implemented procedures.

Consequently, the financing will be repaid in 36 monthly, equal and consecutive installments, with the application of the average yield obtained by CAMMESA from its financial placements within the WEM and maturing as from the economic transaction for the month following the conclusion of the works, with the possibility to extend such period for an additional 12-month term in case the Maintenance Remuneration accrued during such period is insufficient to cancel the financing. The Maintenance Remuneration will be allocated to the repayment of the granted financing. Should there remain an unpaid balance at the end of the additional period, the repayment term will be extended until the total cancellation of the financing.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

19.1.3. CTG

Corporate Bonds Program

Under the Simple Corporate Bonds Program (that is, corporate bonds non-convertible into shares) for up to U$S 50 million (or its equivalent value in other currencies) dated February 14, 2014, on August 11, 2016 CTLL issued the following Corporate Bonds:

- Class 7: for a face value of $ 172.95 million accruing interest at the Private Badlar rate plus a 3.5% spread and maturing on August 12, 2018. Interest will be payable on a quarterly basis.

- Class 8: for a face value of U$S 1.4 million accruing interest at the Private Badlar rate plus a 7% spread and maturing on August 12, 2020. Interest will be payable on a quarterly basis.

Funds collected through the issuance of these bonds were destined mainly to the early cancellation of Class 5 and Class 6 Corporate Bonds and the balance, to investments in physical assets and/or to the payment of working capital.

19.2 Distribution

On July 12, 2016, Edenor redeemed Fixed-Rate Corporate Bonds at Par maturing in 2017. The redeemed outstanding amount was U$S 14.8 million, at 100% of its face value with accrued interest for U$S 0.4 million.

19.3 Oil and gas

PEPASA's VCPs Global Program

Under the VCPs Global Program for up to U$S 70 million dated July 2, 2015, on April 20, 2016, PEPASA issued Series 14 VCPs for a face value of $ 295.8 million, accruing interest at the Badlar rate plus a 5.9% spread and maturing on April 15, 2017. Interest will be payable on a quarterly basis.

Funds collected through the issuance of the VCPs will be destined to investments in physical assets, the payment of working capital and/or the refinancing of liabilities.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Corporate Bonds Program

Under the Simple Corporate Bonds Program (that is, corporate bonds non-convertible into shares) for up to U$S 500 million approved on January 14, 2016, on February 3, 2016 and on June 27, 2016, PEPASA issued the following Corporate Bonds:

- Class 7: for a face value of $ 309 million accruing interest at the Private Badlar rate plus a 5% spread and maturing on August 3, 2017. Interest will be payable on a quarterly basis.

- Class 8: for a face value of $ 403.3 million accruing interest at the Private Badlar rate plus a 4% spread and maturing on June 22, 2017. Interest will be payable on a quarterly basis.

Funds gathered through the issuance of these Corporate Bonds were destined to investments in physical assets, the payment of working capital and/or the refinancing of liabilities.

Syndicated loan

On March 29, 2016, PEPASA executed with ICBC a new productive loan agreement in the amount of $ 300 million to pay off the loan taken out with the same entity and for the same amount on July 27, 2015. In turn, on August 31, 2016, PEPASA canceled this loan through the execution of a new loan agreement for U$S 20 million with ICBC at a 6% fixed rate and maturing on February 28, 2018.

Furthermore, on March 29 and June 27, 2016, PEPASA provided for the early cancellation of the loan with Banco Hipotecario and BACS for $ 315 million.

As at the issuance of these Condensed Interim Financial Statements, PEPASA is in compliance with the covenants provided for in this loan.

Bank loans

Galicia

On March 1, 2016, PEPASA executed with Banco Galicia a loan agreement in the amount of $ 100 million at a 32% fixed rate and maturing on February 24, 2017. On September 9, 2016, the Company canceled this loan through the execution of a new loan agreement for U$S 6.7 million with the same bank at a 4.5% fixed rate and maturing on March 2, 2017.

The loan is secured by a bond provided by PEPASA, and funds have been allocated to the refinancing of liabilities.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Santander

On June 10, 2016, PEPASA entered into a Loan Agreement with Banco Santander for an amount of up to U$S 120 million, under which it made one or more drawdowns during the 45-day period following the loan agreement date.

This loan bears interest at a 7.5% fixed rate and matures 18 months as from the first drawdown date. Interest will be payable on a quarterly basis.

The proceeds from this loan were destined to investments in physical assets, the payment of working capital and/or the refinancing of liabilities.

Supervielle

On September 25, 2016, PEPASA executed with Banco Supervielle a loan agreement in the amount of $ 14 million at a 5% fixed rate and maturing on September 25, 2017. Interest will be payable upon maturity.

Funds collected through the issuance of this loan will be destined to the financing of working capital and/or the refinancing of liabilities.

19.4 Holding and others

19.4.1 PESA

Corporate Bonds Program

On January 22, 2016, the Company Ordinary and Extraordinary General Shareholders’ Meeting approved the creation of a global Simple Corporate Bond Program, not convertible into shares, for up to U$S 500 million or its equivalent in other currencies, and the issue under the same program to its maximum amount at any time, to be issued in one or more classes and / or series.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Financing for the acquisition of Petrobras’ capital stock (the “Transaction”)

A summary of the financing obtained by the Company to pay the purchase price of its indirect controlling interest in Petrobras is detailed below:

	Note	US$ millions
Cash of the Company		168.4
EMES		10.0
20% deposit upon signing of the Purchase Agreement		178.4
Syndicated loan		271.0
Funds obtained from the sale of TGS	34	161.0
YPF Financing		140.0
Cash of the Company		106.8
EMES		40.0
80% paid at the closing of the Transaction		718.8
Total price of the Transaction at closing		897.2

Syndicated Loan

On July 26, 2016, the Company entered into a syndicated loan agreement with Citigroup Global Markets Inc.; Deutsche Bank AG, London Branch, and domestic and foreign financial entities (the “Syndicated Loan”). Under the Syndicated Loan, the Company was granted a credit facility for an initial amount of U$S 750 million to finance the Transaction. The Syndicated Loan was later reduced to U$S 600 million following Pampa’s use of US$ 161 million of proceeds from the sale of its indirect interests in TGS to fund a portion of the purchase price for the Transaction.

On July 27, 2016, U$S 271 million were disbursed to finance part of the Transaction’s purchase price (the “Dollar-denominated Acquisition Tranche”), leaving U$S 329 million available, consisting of: (a) a dollar-denominated loan (the “Dollar-denominated Offer Tranche”) for a maximum amount of U$S 179 million, and (b) a peso-denominated term loan (the “Peso-denominated Offer Tranche” and, together with the Dollar-denominated Offer Tranche, the “Tender Offer Loans”) for a maximum amount of up to $ 2,205 million. The proceeds from the Dollar-denominated Acquisition Tranche have been used by the Company solely to partially finance the acquisition of all PPSL’s outstanding shares. The proceeds from the Tender Offer Loans will be used by the Company exclusively for the following purposes: (i) to finance the Mandatory Tender Offers, and (ii) to pay all expenses to be incurred in connection with the Mandatory Cash Tender Offers (the “Offer Funding Requirements”).

The commitments regarding the Tender Offer Loans will be available —subject to any reduction pursuant to the terms of the Bank Syndicated Loan— until the date that is 120 days following the Closing Date of the Transaction. If less than 100% of Petrobras’ Outstanding shares are tendered in connection with the Mandatory Tender Offer, the commitments will be reduced in an amount that would result in the maximum amount of the Tender Offer Loans being equal to the maximum amount of the Offer Funding Requirements.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Interest on the Dollar-denominated Acquisition Tranche and the Dollar-denominated Offer Tranche will accrue at a rate equal to three-month LIBOR (which will under no circumstances be less than 0% per annum) plus a margin of 7.00% during months 0 to 6 following May 12, 2016; 7.25% during months 7 to 9 following May 12, 2016; 7.50% during months 10 to 12 following May 12, 2016; 9.00% during months 13 to 15 following May 12, 2016, and 9.50% during months 16 to 18 following May 12, 2016, and will be payable quarterly in arrears (the “Applicable Margin”). Interest on the Peso-denominated Offer Tranche will accrue at the Badcor Rate (as defined below) plus the annual 5.5% Applicable Margin, and will be payable quarterly in arrears. The “Badcor Rate” under the Syndicated Loan means the Buenos Aires wholesale deposits rate as adjusted (as described in the Bank Syndicated Loan) by the cash reserve percentage required for financial institutions in connection with 30 days’ term deposits made by clients, the annual nominal interest rate granted by the Central Bank, and the Argentine sales tax.

The Syndicated Loan is secured by a first-priority pledge over the following collateral:

i.       100% of the ADSs held by PPSL on the Transaction's Closing Date pursuant to the Share Purchase Agreement and after the closing date under the terms of the Offer; provided that, on the date of the conversion of EMES Financing, the lenders will release a number of Petrobras ADSs not greater than the amount sufficient for the Company to satisfy its obligations resulting from such financing and that immediately upon the consummation of the Offer and the acquisition by the Company of Petrobras’ shares and ADSs under the Offer, the Company will grant a pledge on such Petrobras’ shares and ADSs for the benefit of lenders;

ii.      following the date of the Company’s General Meeting of Shareholders approving the potential merger, 100% of the equity interest in Petrolera Pampa owned by the Company or its subsidiaries; and

iii.     following the date of the sale of the Excluded Business (as defined in the Syndicated Loan) of Río Neuquén to Petrobras Brazil, 100% of the equity interest in IEASA held by the Company.

The Syndicated Loan contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the presentation of financial statements, notices of default and certain other material events, the maintenance of corporate existence and rights, business, property, and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of subsidiary indebtedness, liens, mergers (except for the merger between the Company and Petrobras and its subsidiaries, provided Pampa Energía acts as the continuing company) and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments and changes in Pampa’s line of business. The Syndicated Loan also contains customary default provisions for facilities of this type, which are subject to the usual cure periods and materiality thresholds, including, among others, defaults related to lack of payment, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, the occurrence of a “change in control,” bankruptcy and related events, relevant judgments, certain events related to the U.S. Employee Retirement Income Security Act (“ERISA”), and the invalidity or revocation of any other loan documents. If an event of default occurs under Syndicated Loan, the lenders may, among other things, terminate their commitments and declare immediately payable all amounts due under the Syndicated Loan.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

The Syndicated Loan matures on the day that is 12 months after the Closing Date. The entire principal amount of the loan will be due and payable on the maturity date. The Syndicated Loan may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to the prepayments of LIBOR rate of the borrowings, upon not less than five days’ prior written notice, and at the Company’s option.

As at the issuance of these Condensed Interim Financial Statements, the Company is in compliance with the covenants provided for in this loan.

EMES Financing

On May 11, 2016, Emes Energía Argentina LLC (“EMES”), an investment vehicle with the participation of the main officers of the Company and other international investors, entered into an agreement pursuant to which EMES granted a loan in the amount of U$S 50 million (the “EMES Financing”) to the Company, which was used to partially pay the purchase price to the seller under the Share Purchase Agreement.

Before the expiration of the Exchange Offer or the merger between the Company and Petrobras, the Company will have to cancel the total amount owed under the EMES Loan, and EMES will have to accept the delivery of part of the acquired PPSL Credit equivalent to the amount resulting from assessing the market value of the number of Petrobras’ ADRs which, if participating in the Exchange Offer or merger, would entitle EMES to receive the number of ADRs from the Company resulting from dividing the loan principal by the average market price per ADR of the Company at the NYSE on the 30 business days before the Share Purchase Agreement execution date.

The execution of the EMES Financing was a condition precedent requested by the Syndicated Loan's creditors. The EMES Financing was approved by the Audit Committee and the Company's Board of Directors and is in full compliance with Argentine laws and regulations.

On October 25, the Company and EMES agreed to cancel the received loan with the partial assignment of the principal of the PPSL credit for an amount of U$S 77,410,196. On November 1, 2016, PPSL canceled its debt with EMES through the delivery of 11,090,286 Petrobras’ ADRs.

YPF Financing

On May 13, 2016, the Company executed a credit agreement with YPF under which YPF undertook to grant a loan to the Company in the amount of U$S 140 million, which were destined by the Company to partially finance the Transaction as described above.

This financing consists of two tranches: (i) Tranche A for U$S 28 million, and (ii) Tranche B for U$S 112 million. Both tranches accrue interest at a 5% annual nominal rate. Dependent upon the occurrence of certain events, the Company will repay the principal and interest under this financing at different times: (i) within 105 calendar days, or (ii) within 195 calendar days as from the financings disbursement date.

The remaining terms and conditions of this financing are those customary for this kind of transactions including, but not limited to, events of default and acceleration, and certain affirmative and negative covenants.

To guarantee the performance of its obligations under this financing, the Company granted a pledge on PEPASA’s shares held by it, which represent approximately 49% of PEPASA’s capital stock and voting rights.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Financing and Guarantees of the Mandatory Tender Offer

Guarantees

Pursuant to Section 33, Chapter II, Title III of the CNV provisions, the Company agreed certain fund disbursement commitments with different financial entities in order to meet its obligations under the Mandatory Tender Offer. The Guarantee was instrumented through (i) the Bank Syndicated Loan described above, and (ii) a guarantee issued by Banco de Servicios y Transacciones S.A., a domestic financial entity, which is described below.

Guarantee issued by Banco de Servicios y Transacciones S.A. (“BST”)

Additionally and exclusively in case the funds under the Syndicated Loan are insufficient to meet the needs of the Mandatory Tender Offer, BST agreed on the disbursement of additional funds necessary to meet the obligations of the Mandatory Tender Offer for an amount of up to $ 2,100 million through a bank security to be issued once the results of the Tender Offer are known.

Additional Financing by the Mtres Group

On July 25, 2016, Mtres and the Company entered into the Mtres Financing Commitment, whereby Mtres undertook to disburse U$S 25 million, which may be destined to satisfy funding needs under the Mandatory Tender Offer should the disbursement commitments under the Syndicated Loan be exhausted. This agreement is an additional source of financing for the Company, but is not a guarantee for the Mandatory Tender Offer.

The Company may opt to prepay the Mtres Group Financing Commitment at any time, in whole but not in part, with no penalty or charge whatsoever by transferring Petrobras’ Shares to the Mtres Group. If the Company prepays the funds disbursed under the Mtres Group Financing Commitment through the transfer of Petrobras’ Shares, the number of Petrobras’ shares to be transferred will be equivalent to the result of: (i) the total amount owed under the loan, divided by (ii) the purchase price per Petrobras’ Share under the Cash Tender Offer. If the delivery of Petrobras’ Shares to MTRES takes place, the price per share will be converted into U.S. Dollars at the exchange rate for sales operations of Banco Nación on the day prior to payment.

If the Company does not make such a prepayment, it will have to repay the Mtres Group Financing Commitment in cash upon maturity.

Should the disbursement under the Mtres Group Financing Commitment take place, the loan will accrue interest at an annual 7.5% interest rate calculated as from the disbursement date. The Mtres Financing Commitment will mature on the later of: (i) July 27, 2017, and (ii) the date on which the Bank Syndicated Loan has been repaid in full.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

19.4.2 Petrobras

Issuance of Corporate Bonds for up to U$S 500 million. Tender Offer and Total Early Redemption of Series S Corporate Bonds.

On June 10, 2016 the Board of Directors of Petrobras approved:

a)          The issuance and placement of bonds for an amount of up to U$S 500 million, or its equivalent value in other currencies, under the Global Corporate Bonds Program in force authorized by Resolution No. 17,162 of the CNV,

b)          The offer to purchase ("Tender Offer") all outstanding Series S Bonds, and

c)          The subsequent Early Redemption ("Optional Redemption") of Series S Bonds not having participated in the Tender Offer to fully pay off the debt.

On July 6, 2016 Petrobras offered Series T Bonds to be issued under the existing Program by publishing the relevant Pricing Supplement in the CNV, BCBA and the MAE. On that same day, Petrobras offered to purchase in cash all outstanding Series S Bonds, setting July 19, 2016 as the first deadline for the offer and August 2, 2016 as the final date.

On July 14, 2016 Petrobras completed the issuance and placement of Series T Bonds for a total amount of U$S 500 million, at a fixed rate of 7.375%, and maturing on July 21, 2023.

Proceeds from the issuance of these Corporate Bonds have been destined to the refinancing of liabilities, the reconstitution of working capital, investments in physical assets located in Argentina, and capital contributions to companies.

Series T Corporate Bonds include cross-default clauses whereby the Trustee, as instructed by the bondholders representing at least 25% of the related outstanding capital, may declare all the amounts owed due and payable in case any debt incurred by Petrobras or its significant subsidiaries is not settled upon maturity, provided that such due and unpaid amounts exceed U$S 40 million at the maturity date, and provided the default has not been canceled or cured within the applicable legal and/or contractual terms. As of these financial statements’ issuance date, Petrobras has complied with all the terms, commitments and requirements associated with its financial indebtedness.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

As regards Series S, as at the issuance of these Condensed Interim Financial Statements, Petrobras has perfected the Tender Offer for a face value of U$S 209 million and the Early Redemption for a face value of U$S 91 million, thereby canceling the debt in full. The total amount paid by Petrobras amounted to U$S 316 million, including U$S 185 million corresponding to charges for the early redemption of these Corporate Bonds.

As at the issuance of these Condensed Interim Financial Statements, Petrobras is in compliance with the covenants provided for in this indebtedness.

NOTE 20: PROVISIONS

Non Current	Note	09.30.2016	12.31.2015

Provisions for contingencies		3,221,291,588	264,612,483
Provision for decommissioning of wells		1,270,948,867	49,166,492
Environmental remediation		109,860,000	-
Other provisions		24,065,000	-
		4,626,165,455	313,778,975

Current

Provisions for contingencies		102,557,888	70,591,566
Provision for decommissioning of wells		127,839,000	-
Environmental remediation		181,401,000	-
Ship or pay		204,021,000	-
Contractual Negotiations		734,880,000	-
Petróleo Brasileiro	36	302,373,000	-
		1,653,071,888	70,591,566

	09.30.2016
	For contingencies	Asset retirement obligation	For environmental remediation
Non Current
At the beginning of the year	264,612,483	49,166,492	-
Increases	222,358,124	74,731,375	2,934,000
Increase for subsidiries acquisition	2,746,931,000	1,147,051,000	111,084,000
Decreases	(11,225,710)	-	(4,158,000)
Decreases due to deconsolidation	(1,384,309)	-	-
At the end of the period	3,221,291,588	1,270,948,867	109,860,000

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

	09.30.2016
	For contingencies	Asset retirement obligation	For environmental remediation
Current
At the beginning of the year	70,591,566	-	-
Increases	63,560,417	86,728,000	90,310,000
Increase for subsidiries acquisition	2,777,000	62,634,000	124,186,000
Decreases	(34,371,095)	(21,523,000)	(33,095,000)
At the end of the period	102,557,888	127,839,000	181,401,000

	09.30.2015
	For contingencies	Asset retirement obligation
Non Current
At the beginning of the year	116,904,454	2,623,202
Increases	59,278,526	36,043,711
Decreases	(1,471,412)	-
At the end of the period	174,711,568	38,666,913

	09.30.2015
	For contingencies
Current
At the beginning of the year	24,170,912
Increases	58,075,162
Decreases	(22,679,832)
At the end of the period	59,566,242

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 21: REVENUE

	09.30.2016	09.30.2015

Sales of energy to the SPOT Market	1,307,023,356	860,982,132
Sales of energy for the Resolution No. 220/07	835,509,731	638,936,816
Sales of energy to MAT	1,440,664	1,208,289
Energy plus sales	801,128,413	342,039,364
Other sales	7,782,517	11,427,240
Generation subtotal	2,952,884,681	1,854,593,841

Energy sales (1)	9,032,089,831	2,851,378,247
Right of use of poles	72,016,447	55,933,375
Connection and reconnection charges	13,241,394	3,878,126
Distribution subtotal	9,117,347,672	2,911,189,748

Gas sales	1,862,684,689	501,408,711
Oil and liquid sales	1,701,009,788	26,790,224
Other sales	185,000	-
Oil and gas subtotal	3,563,879,477	528,198,935

Administrative services sales	23,921,346	9,691,429
Other sales	16,186,331	11,628,900
Holding and others subtotal	40,107,677	21,320,329

Refinery and distribution sales	1,710,437,000	-
Refinery and distribution subtotal	1,710,437,000	-

Petrochemicals sales	895,443,000	-
Petrochemicals subtotal	895,443,000	-
Total revenue	18,280,099,507	5,315,302,853

(1) Includes revenue from the application of Resolution 347/12 for $ 797.5 million and $ 417.1 million for the periods ended September 30, 2016 and 2015, respectively. Additionally, as of September 30, 2016, includes the effects of the precautionary measures detailed in Note 2.2.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 22: COST OF SALES

	09.30.2016	09.30.2015
Inventories at the beginning of the year	225,462,790	135,570,860

Plus: Charges for the period
Incorporation of inventories for acquisition of companies	3,071,708,288	-
Purchases of inventories, energy and gas	7,101,103,970	1,949,352,542
Salaries and social security charges	2,435,214,186	1,594,612,046
Benefits to the personnel	80,244,123	19,962,396
Accrual of defined benefit plans	79,806,426	70,491,728
Fees and compensation for services	951,253,224	436,287,145
Property, plant and equipment depreciations	1,678,842,126	418,433,951
Intangible assets amortization	27,947,780	22,096,659
Depreciation of biological assets	30,611	30,611
Transport of energy	7,744,384	13,345,467
Consumption of materials	283,693,592	210,131,285
Penalties	1,847,308,315	191,223,503
Maintenance	187,278,853	65,116,927
Canons and Royalties	588,809,715	86,563,048
Rental and insurance	113,664,716	63,722,342
Surveillance and security	66,912,162	37,760,802
Taxes, rates and contributions	33,252,564	18,092,374
Communications	26,257,416	9,912,118
Water consumption	13,164,853	7,722,868
Other	70,751,952	13,310,037
Subtotal	18,664,989,256	5,228,167,849

Less: Inventories at the end of the period	(3,369,742,709)	(200,051,291)
Total cost of sales	15,520,709,337	5,163,687,418

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: SELLING EXPENSES

	09.30.2016	09.30.2015
Salaries and social security charges	408,427,511	228,581,022
Benefits to the personnel	13,672,675	147,618
Accrual of defined benefit plans	8,931,373	7,758,053
Fees and compensation for services	356,331,818	240,196,651
Compensation agreements	90,690,431	32,883,381
Property, plant and equipment depreciations	52,995,726	23,387,702
Taxes, rates and contributions	259,036,563	64,087,578
Communications	78,106,665	44,142,384
Penalties	173,949,221	9,090,000
Doubtful accounts	94,777,751	24,326,731
Surveillance and security	3,339,501	644,376
Transport	108,424,000	-
Maintenance	29,085,065	7,948
Other	24,662,805	505,740
Total selling expenses	1,702,431,105	675,759,184

NOTE 24: ADMINISTRATIVE EXPENSES

	09.30.2016	09.30.2015
Salaries and social security charges	954,092,257	388,345,697
Benefits to the personnel	41,487,116	9,524,040
Accrual of defined benefit plans	29,046,645	9,692,996
Fees and compensation for services	833,145,604	166,592,812
Compensation agreements	139,377,894	44,335,413
Directors' and Syndicates' fees	47,685,982	34,627,712
Property, plant and equipment depreciations	35,577,471	12,560,412
Consumption of materials	23,382,691	13,283,262
Maintenance	14,888,747	2,073,015
Transport and per diem	12,696,298	3,967,975
Rental and insurance	88,495,036	58,561,738
Surveillance and security	43,409,405	17,613,478
Taxes, rates and contributions	31,709,121	14,545,714
Communications	18,023,398	6,243,919
Advertising and promotion	24,804,277	336,352
Other	10,457,793	14,541,685
Total administrative expenses	2,348,279,735	796,846,220

NOTE 25: EXPLORATION EXPENSES

	09.30.2016	09.30.2015
Geological and geophysical expenses	19,941,000	-
Decrease in abandoned and unproductive wells	56,422,124	-
	76,363,124	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: OTHER OPERATING INCOME AND EXPENSES

Other operating income	09.30.2016	09.30.2015
Recovery of expenses	39,691,816	7,047,234
Recovery of doubtful accounts	5,444,425	757,103
Surplus Gas Injection Compensation	1,502,026,832	256,315,552
Commissions on municipal tax collections	15,140,503	9,321,135
Services to third parties	45,753,381	39,666,162
Profit for property, plant and equipment sale	357,831,000	33,760
Recovery of penalties	-	7,170,518
Dividends received	5,569,245	4,486,563
Additional recognition on Transactional Agreement	6,437,864	169,970
Other	47,382,233	5,120,172
Total other operating income	2,025,277,299	330,088,169

Other operating expenses
Provision for contingencies	(278,269,540)	(117,353,688)
Voluntary retirements - bonus	(26,583,372)	(36,047,155)
Decrease in property, plant and equipment	(49,283,841)	(4,926,653)
Indemnities	(10,754,743)	(8,123,984)
Allowance for uncollectible tax credits	(23,109,183)	(6,447,702)
Net expense for technical functions	(15,367,147)	(9,378,358)
Tax on bank transactions	(293,623,805)	(112,948,216)
Other expenses FOCEDE	(14,652,549)	(42,637,010)
Cost for services provided to third parties	(22,867,319)	(44,556,065)
Compensation agreements	(57,954,129)	(28,221,950)
Donations and contributions	(6,382,764)	(6,148,876)
Institutional relationships	(13,762,142)	(12,974,453)
Cease of operations in Medanito	(212,809,000)	-
Other	(91,599,243)	(3,738,761)
Total other operating expenses	(1,117,018,777)	(433,502,871)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 27: FINANCIAL RESULTS

Finance income	09.30.2016	09.30.2015
Commercial interest	408,618,731	165,973,508
Financial interest	62,098,015	30,339,534
Other interest	12,762,136	12,464
Total finance income	483,478,882	196,325,506

Finance expenses
Commercial interest (1)	(821,688,424)	(39,680,557)
Fiscal interest	(118,540,157)	(53,072,246)
Financial interest	(2,028,207,898)	(567,931,438)
Other interest	(20,597,575)	(1,922,444)
Taxes and bank commissions	(24,555,073)	(23,177,166)
Other financial expenses	(25,051,268)	(10,881,245)
Total financial expenses	(3,038,640,395)	(696,665,096)

Other financial results
Foreign currency exchange difference, net	(692,685,989)	(216,602,695)
Result from repurchase of Corporate Bonds	42,405	-
Changes in the fair value of financial instruments	874,657,131	395,096,442
Discounted value measurement	(1,331,823)	20,575,522
Asset retirement obligation	(27,346,486)	(13,226,557)
Other financial results	3,738,198	(35,260)
Total other financial results	157,073,436	185,807,452

Total financial results, net	(2,398,088,077)	(314,532,138)

(1) As of September 30, 2015, such amount is net of the gain recorded from the agreement with CAMMESA instructed by SE Resolution 32/15.

NOTE 28: EARNING (LOSS) PER SHARE

a)    Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the period.

b)    Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares. As of September 30, 2015, the Company had a type of dilutive potential common shares, which consist of share purchase options, which were exercised during the month of November 2015.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 28: (Continuation)

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings (loss) per share does not entail the conversion, exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning (loss) per share equal to the basic. As of September 30, 2016, the Company does not have any type of potential dilutive shares, therefore there is no difference with the basic earnings (loss) per share

	09.30.2016	09.30.2015
(Loss) Earning attributable to the equity holders of the Company	(992,919,681)	1,003,290,145
Weighted average amount of outstanding shares	1,695,859,459	1,314,310,895
Basic (loss) earnings per share	(0.5855)	0.7634

		09.30.2015
(Loss) Earning attributable to the equity holders of the Company	(992,919,681)	1,003,290,145
Weighted average amount of outstanding shares	1,695,859,459	1,314,310,895
Adjustments for stock options	-	258,797,950
Weighted average amount of outstanding shares for diluted profit per share	1,695,859,459	1,573,108,845
Diluted (loss) earning per share	(0.5855)	0.6378

NOTE 29: SEGMENT INFORMATION

The Company focuses its business primarily on the electricity sector by participating in the electricity generation, transmission, and distribution segments based on its equity ownership interest in the legal entities involved. As of December 31, 2015, and based on the growth of PEPASA’s operations, the Company has identified Oil and Gas as a new business segment. Therefore, the comparative information by segment has been restated.

With the acquisition of a controlling interest in Petrobras as from July 27, 2016, the Company has restructured reportable operating segments consistently with internal reports reviewed by the Executive Committee. Consequently, it has introduced the following changes:

i)        The incorporation of the Refining and Distribution, and the Petrochemical business segments;

ii)       The exclusion of the segment “Transmission”, which corresponds to the Company’s indirect interest in Citelec and its subsidiaries, since it is no longer considered a reportable segment in the reports received by the Executive Committee. Instead, the stake in those companies was included within the Holding and Other Business segment, and has been valued according to the equity method of accounting, consistently with the Statement of Comprehensive Income and the Statement of Financial Position.

Through its subsidiaries and share holdings in joint businesses and affiliates, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, CTG, CTLL, HINISA, HIDISA, PACOSA, Greenwind, PEFMSA and PEA; Petrobras’ electricity generation activities through Central Térmica Genelba and the Pichi Picún Leufú hydroelectric complex, and its equity interest in Enecor.

Electricity Distribution, consisting of the Company’s indirect interest in EASA and Edenor.

Oil and Gas, consisting of its direct interest in PEPASA, Petrobras’ interests in oil and gas areas and investments in Oldelval, OCP, and the direct and indirect interests in PELSA.

Refining and Distribution, including Petrobras operations in the refinery at Bahía Blanca and the service station network, the equity interest in Refinor and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas Exploration and Production segment.

Petrochemicals, comprising Petrobras’ styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

Holding and Other Business, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries, holding the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segment based on its individual net results.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information at September 30, 2016	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	2,952,884,681	9,117,347,672	3,563,879,477	1,710,437,000	895,443,000	40,107,677	-	18,280,099,507
Intersegment sales	9,007,000	-	584,398,826	1,015,215,000	19,704,000	16,736,873	(1,645,061,699)	-
Cost of sales	(1,600,964,625)	(9,350,669,417)	(2,987,038,566)	(2,515,407,219)	(713,657,223)	(2,448,113)	1,649,475,826	(15,520,709,337)
Gross profit (loss)	1,360,927,056	(233,321,745)	1,161,239,737	210,244,781	201,489,777	54,396,437	4,414,127	2,759,390,170

Selling expenses	(36,697,526)	(1,101,869,622)	(216,850,048)	(303,786,000)	(43,220,000)	(7,909)	-	(1,702,431,105)
Administrative expenses	(323,199,016)	(819,023,721)	(337,103,895)	(7,453,000)	(6,287,000)	(871,951,976)	16,738,873	(2,348,279,735)
Exploration expenses	-	-	(76,363,124)	-	-	-	-	(76,363,124)
Other operating income	30,192,899	58,344,820	1,593,774,908	320,023,000	(5,544,000)	28,485,672	-	2,025,277,299
Other operating expenses	(65,888,312)	(357,479,006)	(459,637,994)	5,223,000	(113,240,000)	(127,074,465)	1,078,000	(1,117,018,777)
Share of profit (loss) in joint ventures	-	21,377	-	-	-	(194,229,955)	-	(194,208,578)
Share of profit (loss) in associates	-	-	3,716,000	814,000	-	(2,653,210)	-	1,876,790
Income from sale of subsidiaries	-	-	-	-	-	479,748,617	-	479,748,617
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	965,335,101	(2,453,327,897)	1,668,775,584	225,065,781	33,198,777	(633,286,789)	22,231,000	(172,008,443)
Income recognition on account of the RTI - SE Resolution 32/15	-	419,415,374	-	-	-	-	-	419,415,374
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	-	81,511,835	-	-	-	-	-	81,511,835
Operating profit (loss)	965,335,101	(1,952,400,688)	1,668,775,584	225,065,781	33,198,777	(633,286,789)	22,231,000	328,918,766

Financial income	353,650,626	140,490,064	38,928,470	1,108,000	701,000	18,251,090	(69,650,368)	483,478,882
Financial expenses	(550,475,174)	(1,232,946,415)	(572,539,655)	(5,041,000)	-	(747,802,519)	70,164,368	(3,038,640,395)
Other financial results	175,397,122	(288,080,915)	(76,498,570)	(4,191,000)	(4,539,000)	355,498,800	(513,001)	157,073,436
Financial results, net	(21,427,426)	(1,380,537,266)	(610,109,755)	(8,124,000)	(3,838,000)	(374,052,629)	999	(2,398,088,077)
Profit (loss) before income tax	943,907,675	(3,332,937,954)	1,058,665,829	216,941,781	29,360,777	(1,007,339,418)	22,231,999	(2,069,169,311)

Income tax and minimun notional income tax	(254,923,966)	1,078,185,056	(240,525,242)	(2,427,000)	-	(54,985,797)	-	525,323,051
Profit (loss) for the period	688,983,709	(2,254,752,898)	818,140,587	214,514,781	29,360,777	(1,062,325,215)	22,231,999	(1,543,846,260)

Depreciation and amortization (2)	209,188,165	267,039,066	1,252,874,895	44,999,456	10,357,223	10,934,909	-	1,795,393,714

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information at September 30, 2016	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	605,670,450	(1,361,917,659)	597,929,064	214,514,781	29,360,777	(1,100,709,093)	22,231,999	(992,919,681)
Non - controlling interest	83,313,259	(892,835,239)	220,211,523	-	-	38,383,878	-	(550,926,579)

Consolidated statement of financial position as of September 30,2016
Assets	16,090,129,567	22,696,899,328	30,263,027,353	6,450,476,556	2,847,187,619	9,443,871,211	(9,692,582,554)	78,099,009,080
Liabilities	7,594,832,640	23,542,983,131	13,405,167,727	2,338,133,000	1,764,652,000	24,493,636,546	(9,692,582,554)	63,446,822,490

Additional consolidated information as of September 30, 2016
Increases in property, plant and equipment	1,322,879,875	2,008,922,447	1,540,712,420	63,202,000	18,127,000	57,357,335	-	5,011,201,077
Increases in intangible assets	91,073,591	-	-	210,027,263	-	1,090,541,021	-	1,391,641,875

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 444 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment, intangible assets and biological assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information at September 30, 2015	Generation	Distribution of energy(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	1,854,593,841	2,911,189,748	528,198,935	21,320,329	-	5,315,302,853
Intersegment sales	-	-	75,737,282	11,324,315	(87,061,597)	-
Cost of sales	(958,877,388)	(3,889,063,965)	(389,836,402)	(1,646,945)	75,737,282	(5,163,687,418)
Gross profit (loss)	895,716,453	(977,874,217)	214,099,815	30,997,699	(11,324,315)	151,615,435

Selling expenses	(15,599,311)	(601,477,409)	(58,679,491)	(2,973)	-	(675,759,184)
Administrative expenses	(193,459,732)	(473,449,999)	(76,335,416)	(64,925,388)	11,324,315	(796,846,220)
Other operating income	15,428,862	52,378,044	259,799,918	2,481,345	-	330,088,169
Other operating expenses	(53,414,598)	(329,563,565)	(45,967,645)	(4,557,063)	-	(433,502,871)
Reversal of impairment of property, plant and equipment	25,259,957	-	-	-	-	25,259,957
Share of profit in joint ventures	-	1,762	-	45,550,452	-	45,552,214
Share of loss in associates	-	-	-	(1,683,091)	-	(1,683,091)
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	673,931,631	(2,329,985,384)	292,917,181	7,860,981	-	(1,355,275,591)
Income recognition on account of the RTI - SE Resolution 32/15	-	3,809,727,433	-	-	-	3,809,727,433
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	-	186,595,975	-	-	-	186,595,975
Operating profit (loss)	673,931,631	1,666,338,024	292,917,181	7,860,981	-	2,641,047,817

Financial income	182,469,460	58,195,549	781,816	17,439,973	(62,561,292)	196,325,506
Financial expenses	(246,777,471)	(241,952,031)	(249,128,487)	(21,368,399)	62,561,292	(696,665,096)
Other financial results	(107,227,647)	(168,680,629)	108,707,252	353,008,476	-	185,807,452
Financial results, net	(171,535,658)	(352,437,111)	(139,639,419)	349,080,050	-	(314,532,138)
Profit before income tax	502,395,973	1,313,900,913	153,277,762	356,941,031	-	2,326,515,679

Income tax and minimun notional income tax	(144,972,655)	(568,389,353)	(47,284,347)	(25,179,009)	-	(785,825,364)
Profit for the period	357,423,318	745,511,560	105,993,415	331,762,022	-	1,540,690,315

Depreciation and amortization (2)	113,718,860	214,110,556	147,719,614	960,305	-	476,509,335

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information at September 30, 2015	Generation	Distribution of energy(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Total profit attributable to:
Owners of the Company	328,413,875	290,487,810	52,626,438	331,762,022	-	1,003,290,145
Non - controlling interest	29,009,443	455,023,750	53,366,977	-	-	537,400,170

Consolidated statement of financial position as of December 31, 2015
Assets	8,050,979,721	11,736,631,427	3,969,844,750	6,563,029,158	(1,170,875,948)	29,149,609,108
Liabilities	5,955,974,690	11,672,823,823	3,360,682,808	949,805,483	(1,170,875,948)	20,768,410,856

Additional consolidated information as of September 30, 2015
Increases of property, plant and equipment	1,112,430,455	1,342,431,416	1,498,092,175	279,897	-	3,953,233,943

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 189,5 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment, intangible assets and biological assets (recognized in cost of sales, administrative expenses and selling expenses).

Accounting criteria used by the subsidiaries to measure results, assets and liabilities of the segments is consistent with that used in the consolidated financial statements. Transactions between different segments are conducted under market conditions. Assets and liabilities are allocated based on the segment’s activity.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	09.30.2016	09.30.2015
Joint ventures
Transener	5,004,517	10,774,067
	-	-
Other related parties
TGS	132,344,802	40,479,980
CYCSA	1,908,499	1,170,000
Refinor	19,315,742	-
Oldelval	668,002	-
	159,241,562	52,424,047

Corresponds to oil and gas sale, advisory services in technical assistance for the operation, maintenance and management of the transport system of high-voltage electricity.

b)    Purchases of goods and services

	09.30.2016	09.30.2015
Joint ventures
Transener	(680,251)	(2,633,655)
SACME	(26,149,894)	(19,201,085)

Other related parties
TGS	(60,555,692)	(2,217,713)
Origenes Vida	(4,205,427)	-
Refinor	(38,834,734)	-
Oldelval	(12,942,141)	-
	(143,368,139)	(24,052,453)

Corresponds to maintenance, gas purchase, operation and monitoring of the system for transmitting electricity and life insurance contracts for staff.

c)     Fees for services

	09.30.2016	09.30.2015
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(22,306,548)	(221,809)
	(22,306,548)	(221,809)

Corresponds to fees for legal advice.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: (Continuation)

d)    Other operating expenses

	09.30.2016	09.30.2015
Other related parties
Fundación	(4,500,000)	(3,090,000)
	(4,500,000)	(3,090,000)

Corresponds to donations.

e)     Financial expenses

	09.30.2016	09.30.2015
Other related parties
PYSSA	(20,626)	(62,057)
TGS	-	(11,789,036)
Orígenes Retiro	(5,456,799)	(32,807,537)
Grupo EMES	(307,741,082)	-
	(313,218,507)	(44,658,630)

Corresponds mainly to interest on loans received.

f)      Capital Subscription

	09.30.2016	09.30.2015
Joint ventures
Citelec	-	475,000
	-	475,000

g)    Dividends

	09.30.2016	09.30.2015
Other related parties
CIESA	4,000,000	-
	4,000,000	-

h)    Sale of corporate bonds

	09.30.2016	09.30.2015
Other related parties
Orígenes Retiro	590,142,299	-
	590,142,299	-

i)      Purchace of corporate bonds

	09.30.2016	09.30.2015
Other related parties
Orígenes Retiro	477,889,000	-
	477,889,000	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: (Continuation)

j)      Balances with related parties:

As of September 30, 2016	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	731,127	-	-
SACME	-	7,047,573	766,291
Other related parties:
CYCSA	547,695	-	-
Grupo EMES	-	-	8,757
Ultracore	-	-	2,453,543
TGS	50,195,976	727,466,140	62,825,612
Refinor	10,466,000	-	4,772,703
Oldelval	923,091	-	-
Petrolera Coroil	-	-	61,000
Petrolera Mata	-	-	383,000
	62,863,889	734,513,713	71,270,906

As of September 30, 2016	Trade payables	Other payables	Borrowings
	Current	Current	Non Current	Current
Joint ventures:
Transener	9,440	-	-	-
SACME	-	4,059,135	-	-
Other related parties:
TGS	67,407,872	-	-	-
PYSSA	204	-	-	-
Orígenes Retiro	-	-	15,042,906	210,405,173
Grupo EMES	-	16,767	-	1,072,768,400
UTE Apache	-	4,479,642	-	-
Refinor	18,691,000	15,000	-	-
Oldelval	15,711,844	-	-	-
	101,820,360	8,570,544	15,042,906	1,283,173,573

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: (Continuation)

As of December 31, 2015	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	5,832,549	-	-
SACME	-	7,064,978	661,802
Other related parties:
CYCSA	471,900	-	6,406,202
PYSSA	-	-	7,510
Fundación	-	-	300,000
Grupo EMES	-	-	8,757
Ultracore	-	-	2,071,475
TGS	426,410	-	5,270,322
	6,730,859	7,064,978	14,726,068

As of December 31, 2015	Trade payables	Other payables	Borrowings
	Current	Current	Non Current	Current
Joint ventures:
Transener	1,513,486	-	-	-
SACME	-	3,446,742	-	-
Other related parties:
CYCSA	-	116,595,124	-	-
Grupo EMES	-	16,767	-	-
Orígenes Retiro	-	-	21,092,258	179,600,083
TGS	343,439	-	-	-
UTE Apache	-	4,622,080	-	-
	1,856,925	124,680,713	21,092,258	179,600,083

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: FINANCIAL INSTRUMENTS

The following chart shows the Company’s financial assets and liabilities measured at fair value and classified according to their hierarchy as of September 30, 2016 and December 31, 2015.

As of September 30, 2016	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit
and losss
Corporate securities	11,823,171	-	-	11,823,171
Government securities	1,347,454,585	-	-	1,347,454,585
Shares	207	-	149,796,515	149,796,722
Investment funds	2,240,494,946	-	-	2,240,494,946
Cash and cash equivalents
Investment funds	2,452,921,997	-	-	2,452,921,997
Other receivables	-
Investment funds as collateral	25,370,301	-	-	25,370,301
Total assets	6,078,065,207	-	149,796,515	6,227,861,722
Liabilities
Derivative financial instruments	-	1,289,531	-	1,289,531
Borrowings	1,072,768,400	-	-	1,072,768,400
Total liabilities	1,072,768,400	1,289,531	-	1,074,057,931

As of December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit
and losss
Corporate securities	13,428,727	-	-	13,428,727
Government securities	1,590,353,006	-	-	1,590,353,006
Shares	175	-	70,630	70,805
Trust	-	2,554,544,826	-	2,554,544,826
Investment funds	2,500,804,849	-	-	2,500,804,849
Cash and cash equivalents
Investment funds	93,487,871	-	-	93,487,871
Derivative financial instruments	-	197,150	-	197,150
Other receivables
Investment funds as collateral	268,738,961	-	-	268,738,961
Total assets	4,466,813,589	2,554,741,976	70,630	7,021,626,195

Liabilities
Derivative financial instruments	-	18,081,410	-	18,081,410
Total liabilities	-	18,081,410	-	18,081,410

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: (Continuation)

The techniques used for the measurement of assets at fair value with changes in profits/ losses, classified as Level 2, are detailed below:

- Trusts/ Non-current assets classified as held for sale: as of December 31, 2015, it was determined based on the fair value measurement of the underlying, which amounts to 40% of CIESA’s shares. To determine this value, a measurement of the fair value of CIESA’s main assets and liabilities was performed. CIESA’s main asset is its stake in TGS interest, which has been measured at the value of this company’s American Depositary Receipt. CIESA’s main liability is its financial debt, which has been measured at its book value, and does not significantly differ from its market value.

- Derivative Financial Instruments: calculated from variations between market prices at the closing date of the period and the prices at the time of agreement.

Below are explained the techniques used to determine the measurement of assets at fair value through profit or loss, classified as Level 3:

- Shares: as of September 30, 2016, arises from the discounted cash flows (income approach) based on the historical financial statements of the companies over which the Company has equity investments.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: ASSETS AND LIABILITIES IN FOREIGN CURRENCY

	Type	Amount of foreign currency	Exchange rate (1)	Total 09.30.2016	Total 12.31.2015
ASSETS
NON CURRENT ASSETS
Financial assets at amortized cost
Third parties	U$S	18,470,217	15.210	280,932,000	-
Other receivables
Related parties	U$S	47,670,708	15.260	727,455,000	-
Third parties	U$S	5,678,076	15.210	86,363,544	1,108,998
Financial assets at fair value through profit
and loss
Third parties	U$S	18,405,062	15.210	279,941,000	-
Total non current assets				1,374,691,544	1,108,998
CURRENT ASSETS
Financial assets at fair value through profit
and loss
Third parties	U$S	44,174,302	15.210	671,891,127	1,233,587,761
Trade and other receivables
Related parties	U$S	4,890,613	15.260	74,630,755	7,138,953
Third parties	U$S	274,387,096	15.210	4,173,427,721	320,316,983
	EUR	140,232	17.063	2,392,718	140,909
	CHF	-	15.8074	-	514,916
	VEF	28,107,000	0.0468	1,316,500	-
	U$	10,548	0.535	5,642	7,528
Financial assets at amortized cost
Third parties	U$S	523,157	15.210	7,957,220	-
Cash and cash equivalents	U$S	95,791,873	15.210	1,456,994,395	374,564,573
	EUR	40,457	17.063	690,304	181,342
	VEF	1,700,000	0.535	39,500	-
	U$	1,103,176	0.535	590,052	65,670
Total current assets				6,389,935,934	1,936,518,635
Total assets				7,764,627,478	1,937,627,633

LIABILITIES
NON CURRENT LIABILITIES
Borrowings
Related parties	U$S	985,774	15.260	15,042,906	13,111,615
Third parties	U$S	864,783,660	15.310	13,239,838,021	2,799,538,870
Provisions
Third parties	U$S	120,461,290	15.310	1,844,262,000	-
	VEF	2,087,000	0.023	48,490	-
Total non current liabilities				15,099,191,417	2,812,650,485

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 09.30.2016	Total 12.31.2015
CURRENT LIABILITIES
Trade and other payables
Related parties	U$S	833,682	15.260	12,722,000	-
Third parties	U$S	187,983,650	15.310	2,878,163,870	958,687,995
	EUR	3,201,426	17.213	55,106,131	24,067,178
	CHF	90,321	15.817	1,427,594	396,733
	NOK	68,200	1.927	131,419	101,464
	VEF	508,000	0.023	11,800	-
	U$	28,082	0.535	15,020	10,936
Borrowings
Related parties	U$S	82,717,865	15.260	1,262,274,626	130,776
Third parties	U$S	516,966,307	15.310	7,914,753,462	311,531,217
Salaries and social security payable
Third parties	U$S	86,000	15.310	1,316,660	-
	U$	798,562	0.535	427,124	391,304
Taxes payables
Third parties	U$S	606,010	15.310	9,278,000	-
Provisions
Third parties	U$S	101,412,033	15.310	1,552,620,000	-
Total liabilities associated with assets
classified as held for sale
Third parties	U$S	15,935,010	15.310	243,965,000	-
Total current liabilities				13,932,212,706	1,295,317,603
Total liabilities				29,031,404,123	4,107,968,088

(1) The Exchange rates correspond to September 30, 2016 by the National Bank for U.S. dollars (U$S), euros (EUR), Swiss francs (CHF), Norwegian kroner (NOK) y Uruguayan pesos (U$). The exchange rates used correspond to those published by the Central Bank of Venezuela for the bolivar (VEF). For balances with related parties, the Exchange rate used is the average.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: ECONOMIC AND FINANCIAL SITUATION OF GENERATION AND DISTRIBUTION SEGMENTS

33.1 Generation

HIDISA and HINISA

During fiscal years ended December 31, 2014 and 2015, HIDISA and HINISA have recorded gross and operating losses. This situation is mainly attributable to the negative impact SE Resolution No. 95/13 (later amended by SE Resolutions No. 529/14 and No. 482/15) has had on both companies’ remuneration as from the month of November 2013.

On March 30, 2016, ES Resolution No. 22/16 was published in the Official Bulletin, which abrogated Schedules I, II, III, IV, V, VI and VII of ES Resolution No. 482/15 (which in turn amended SE Resolutions No. 95/13 and 529/14) and provided for a retroactive updating —as from the economic transactions for the month of February, 2016— of the remuneration values for fixed costs (120%), variable costs (40%) and maintenance works (100%).

Regarding the Maintenance Remuneration, HIDISA and HINISA have submitted to the SE the list of works to be conducted and the request for funding associated with this remuneration. During the month of June, the ES partially authorized the financing; in September, the applicable Loan and Receivables Assignment Agreements for the execution of the approved non-recurring major maintenances were entered into with CAMMESA. For HIDISA and HINISA, this measure entailed the recognition during this period of revenues from sales for the remuneration accrued as from February 2014 for an amount of $ 8.4 and $ 10.4 million plus financial interest in the amounts of $ 1.5 and $ 2.1 million, respectively.

Even though the granted tariff increases and the execution of this financing have helped to alleviate the negative impact of the remuneration scheme implemented through SE Resolution No. 95/13 (later updated by SE Resolution No. 529/14 passed on May 20, 2014, SE Resolution No. 482/15 passed on July 10,2015 and SE Resolution No. 22/16 passed on March 30, 2016), the current remuneration is far for being sufficient to support an optimal technical and operative structure in these companies.

CPB

During the nine-month period ended September 30, 2016, CPB recorded operating losses for $ 28.1 million. This situation is mainly attributable to the negative impact on availability and generation—with the resulting decrease in the collected fixed and variable remuneration— for the following events: (i) the delay throughout the first quarter in unit TV29’s commissioning after the conclusion of the major maintenance; and (ii) certain sudden outages of unit TV30 throughout the first semester, added to the commencement of the major maintenance on August 15. Additionally, CPB has borne a heavier financial burden during the period due to the cessation of capitalization and the resulting full impact on income of the portion of CAMMESA financing destined to the maintenance of unit TV29 as from its commissioning, as well as the impact of the increase in the foreign exchange rate on CPB foreign-currency denominated liabilities, mainly those related to the main agreements under the 2015-2016 Technological Upgrade Works. However, CPB is expected to revert this situation with the consolidation of unit TV29’s reliability and availability and once unit TV30’s major maintenance is concluded.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: (Continuation)

As of September 30, 2016, CPB’s working capital was negative in the amount of $ 539.9 million. It should be pointed out that CPB has recorded financing with affiliates in the amount of $ 417.4 million under “Loans”, which will be partially refinanced through future disbursements by CAMMESA under the Major Maintenances Financing Agreement.

Although the conditions for the repayment of the loan are subject to the Plant's availability and generating capacity, the financial burden could continue exceeding its operating results, thus affecting CPB’s economic equation.

33.2 Distribution

In fiscal year 2015, Edenor recorded positive operating and net results, thus reversing its negative economic and financial situation of the last years. This improvement has been achieved as a consequence of the issuance by the SE on March 13, 2015 of Resolution No. 32/15, which addressed the need for the adjustment of the distribution companies’ resources and considered that the adoption of urgent and temporary measures was necessary in order to maintain the normal provision of the public service, object of the concession.

In spite of the deterioration of the economic and financial equation over the last years, Edenor has been able to reasonably maintain the quality of the electricity distribution service and satisfy the constant year-on-year increase in the demand for electricity that has accompanied the economic growth and the rise in the standard of living. The imbalance of the business equation was caused by the delay in the compliance with certain obligations under the Adjustment Agreement, especially with regard to both the recognition of the semiannual rate adjustments resulting from the MMC, and the carrying out of the RTI, mitigated by the adoption of certain temporary measures. In this regard, Edenor has absorbed the higher costs associated with the provision of the service and complied with the execution of the investment plan and the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service in a satisfactory manner in terms of quality and safety.

In line with the above-described situation, on December 16, 2015, the Executive Power issued Executive Order No. 134, which declared the state of emergency in the country’s electricity sector and authorized the MEyM to implement a plan of action for the generation, transmission and distribution of electricity at national level and guarantee the provision of the electricity public service under adequate economic and technical conditions.

As part of the measures aimed at the restructuring of the electricity sector, in January 2016, the MEyM issued Resolutions Nos. 6 and 7 and the ENRE its Resolution No. 1 (hereinafter the “Resolutions”), which approved a new electricity rate system aimed not only to improve the distribution companies’ revenue in order for them to be able to make investments and carry out network maintenance and expansion works, but also to reflect the approved new generation cost. This new electricity rate system protects those sectors that cannot afford the full cost of the service through the creation of a “Social Tariff”, is accompanied by a program aimed at reducing the consumption of electricity and provides for the billing of electricity consumption on a monthly basis in order to soften the impact of the increases on customers. With the same purpose, some weeks afterward, different regulations were approved aimed at protecting social and sports neighborhood clubs, public welfare entities, etc.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: (Continuation)

At the same time, the aforementioned Resolution No. 7 repealed SE Resolution No. 32/15, pursuant to which the government grant mentioned in the first paragraph of this Note had been granted, and instructed the ENRE to take all the necessary steps to conclude the RTI before December 31, 2016. In this regard, on April 1, 2016, the ENRE issued Resolution No. 55/16, which approves the program for the Review of the distribution tariff for the current year and establishes the criteria and methodologies for the process.

Despite these advances, as from May, different courts granted provisional remedies ordering the temporary suspension of the Resolutions in all the Province of Buenos Aires, which resulted not only in 80% of Edenor customers paying the electricity supply at the rates in effect until January 31, 2016, but also in the suspension being applied retroactively to February 1, 2016 for 30% of the customers, whose bills were credited for the amounts already paid.

Due to the situation described in the preceding paragraph, and in order not to paralyze investments or cut operating expenses, mainly salaries, Edenor had no alternative but to incur once again the payment delays for the energy it acquires in the WEM.

Subsequently, and as a consequence of the judgment passed by the Supreme Court of Justice of Argentina on September 6, 2016 in the “Abarca” case, whereby the provisional remedy granted by Division II of the Federal Appellate Court of La Plata (Note 2.2) was revoked, the MEyM through Resolution No. 197/16, and the ENRE by means of Resolution No. 523/16 set forth the modality of payment of the debt with the WEM for energy purchases, as well as the customer billing methodology, including the treatment to be given to the unpaid retroactive amounts as a consequence of the aforementioned provisional remedy (Note 2.2).

Furthermore, and with regard to the provisional remedies related to La Matanza and Pilar jurisdictions, which remain in force at the date of issuance of these condensed interim financial statements and suspended the application of MEyM Resolution 7/16 which, as previously mentioned, had repealed SE Resolution 32/15 (Note 2.3.1.9 to the financial statements as of December 31, 2015), Edenor believes that SE Resolution 32/15 is once again effective in these jurisdictions that come within the scope of the provisional remedies, and, therefore, that the deficit generated by such provisional remedies should be covered with funds transferred by the Federal Government to this Distribution Company.

As described, as of September 30, 2016, Edenor’s negative equity amounts to $ 317.2 million. Therefore, should this situation remain by December 31, 2016, Edenor will be subject to complying with the provisions of Section 94, sub-section 5, of the general Business Organizations Law, which provide for the dissolution of companies in the event of loss of capital stock.

Faced with this scenario, Edenor’s Board of Directors is assessing the financial position, as well as the sufficiency of the financial resources to cover operation costs, investment plans and debt interest payments, together with the impact of the different variables that affect Edenor’s business, such as behavior of the demand, losses, delinquency, penalties and service quality, among others.

At present, it is not possible to estimate the final outcome of this situation. In any case, Edenor continues to prepare its financial statements on a going concern basis because in its opinion the Federal Government should once again begin to provide Edenor with assistance to pay its obligations until a new tariff increase is established.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: (Continuation)

Management believes that the situation raised about the subsidiary Edenor does not affect the ability of the Company to continue its operations in the normal course of business.

NOTE 34: SALE OF PARTICIPATION IN TGS

After the expiration of the exclusivity period with Harz Energy for the sale of the indirect interest in TGS on June 27, 2016, the Company launched again the selling process to other interested parties.

On July 18, the Company executed an agreement with Grupo Inversor Petroquímica S.L. (members of the GIP Group, headed by the Sielecki family), WST S.A. and PCT L.L.C. (members of the Werthein group) (jointly, the “Purchasers”) for the sale of 25.5% indirect interest in TGS (through PEPCA, owner of a 10% equity interest in CIESA  and through other subsidiaries rightholders as the only beneficiary of the trust that owns 40% equity interest in CIESA, the “interest in TGS”) for a base price of U$S 241 million, subject to certain adjustments resulting from PEPCA’s financial position at the closing of the transaction. The closing of the transaction was conditional upon the acquisition of Petrobras Participaciones S.L’s capital stock, a transaction which is detailed in the note below.

On July 19, 2016, the Purchasers paid the Company U$S 8 million as part of the agreed price. On this date, it was agreed that the balance would be payable by purchasers as follows: (i) U$S 153 million simultaneously with the closing of the acquisition of Petrobras Participaciones S.L., thus reducing the bank financing necessary for such acquisition; and (ii) the balance of U$S 80 million by February 15, 2017, at a 5% annual interest rate.

As part of the conditions for the closing of the transaction, the Purchasers agreed to assume the risk in case the necessary regulatory approvals are not obtained. Furthermore, and subject to the closing of Petrobras Participaciones S.L.’s acquisition, the Company acquired an option, valid until February , 2017, to swap the rights as sole beneficiary of the CIESA Trust in exchange of the shares of Petrobras Hispano Argentina S.A., which holds 25% of CIESA and 15% of CIESA’s shares, both of which are owned by Petrobras Argentina.

On July 27, 2016 and upon the fulfillment of the conditions precedent, the transaction was perfected for a final price of U$S 241 million ($ 3,615 million, that is, without any price adjustment), and the purchasers having paid the amount of U$S 153 million  ($ 2,295 million).

The economic impact of the transaction reached to a gain of approximately $ 479.7 million.

NOTE 35: ACQUISITION OF PETROBRÁS PARTICIPACIONES S.L.’S CAPITAL STOCK

On May 13, 2016, Petrobras Internacional Braspetro B.V. (“Petrobas Holland”), a subsidiary of Petróleo Brasileiro S.A. (“Petrobras Brazil”) and the Company executed a share purchase agreement for the acquisition by the Company of the whole capital stock of Petrobras Participaciones S.L. (“PPSL”), which holds 67.1933% of the capital stock and voting rights in Petrobras (respectively, the “Share Purchase Agreement” and the “Transaction”). The Share Purchase Agreement includes all supplementary documents and schedules executed at the closing of the Transaction, including, but not limited to, a Trademarks License Agreement and De-Branding Agreement, a Lubricant Purchase and Sale Agreement, a Lubricant Trademark License Agreement and a Technical and Technological Support Agreement, as well as certain transition agreements regarding Petrobras’ operating systems (the “Transitional Agreements”). As part of the Transaction and the purchase price, the Company acquired a Petrobras Holland credit with PPSL (the “PPSL Credit”) for an amount to U$S 80 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

The closing of the Transaction was subject to the meeting of certain conditions precedent which are customary for this kind of transactions, such as the truthfulness and correctness of representations and warranties granted by the parties at the Transaction's closing date. Furthermore, the parties agreed that the closing of the Transaction would be subject to the condition precedent that Petrobras should repay the Series S Corporate Bonds for U$S 300 million maturing in 2017 issued under Petrobras’ Middle-Term Corporate Bonds Program for U$S 2,500 million (the “Petrobras' Bond”) and that the guarantee granted by Petrobras Brazil to secure the obligations under Petrobras' Bond should be released, all of which occurred by July 27, 2016.

Pursuant to the Share Purchase Agreement, the suggested Base Price for the purchase of the 67.1933% indirect interest in Petrobras and the PPSL Credit amounted to U$S 892 million, subject to the following adjustments stipulated in the Share Purchase Agreement: (i) a reduction in the Base Price on account of payments made or to be made by any of the companies which make up the acquired group (the “Acquired Group”) to Petrobras Brazil or its affiliates (for example, distributions or payment of dividends) from December 31, 2015 until de date of closing of the Transaction, or an increase in the Base Price based on investments made by any of these companies in the Acquired Group, (ii) a reduction in the Base Price for the costs incurred by the exercise of the partners’ preemptive rights under the Joint Operating Agreement for the “Aguarague” area, (iii) a reduction in the Base Price for the cost of the make-whole amount under the Petrobras' Bond, (iv) a reduction in the Base Price in case contingencies arise at the closing of the Transaction that should have been presented or provided for in the Acquired Group’s Financial Statements pursuant to generally accepted accounting principles (GAAP), (v) an increase in the Base Price on account of the application of a six-month LIBOR rate plus a 2% margin on 80% of the Base Price for the period comprised between the Share Purchase Agreement’s execution date and the closing of the Transaction, and (vi) an increase in the Base Price of any amount associated with operations in Peru. The Share Purchase Agreement stipulated that, provided no liabilities are realized within the next fifteen years as a consequence of certain contingencies detected in the purchase process, the Company will have to recognize and pay Petrobras Brazil a percentage over the difference between the estimated amount of the contingencies and the amount actually paid for them. The Company estimates that there are no future contingent payments at the acquisition date or as of the date of these Consolidated Condensed Interim Financial Statements.

Furthermore, the Offered Price should be adjusted by an amount equivalent to PPSL's net assets as of the closing of the Transaction; that is, with PPSL’s existing cash as of that date minus debts with vendors held by the Company.

On July 27, 2016, the Transaction was closed upon the meeting of all conditions precedent it was subject to. The price paid by the Company to Petrobras Holland amounted to U$S 897.2 million according to the calculation of adjustments made by Petrobras Holland and agreed under the Share Purchase Agreement. The purchase price was allocated as follows: a) U$S 817.2 million, to 100% of the shares of PPSL, which in turn holds 1,356,791,556 shares of Petrobras; b) U$S 80 million, to the PPSL Credit.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

Besides, the Company agreed that, once the closing of the Transaction had been perfected and subject to the approval by both Pampa Energía and Petrobras’ board of directors: (i) an affiliate of Petrobras Brazil would acquire 33.6% of all rights and obligations in the concession over the Neuquén River area and in the assets associated with such interest, and (ii) an affiliate of Petrobras Brazil would acquire 100% of the rights and obligations pursuant to the Operating Agreement entered into by Petrobras, Bolivia branch, and YPFB regarding the Colpa and Caranda areas in Bolivia. Additionally, and simultaneously with the execution of the Share Purchase Agreement, the Company agreed with YPF that the latter would acquire (y) 33.33% of all rights and obligations in the concession over the Neuquén River area, and (z) Petrobras’ interest in the Aguada de la Arena area (80%), the main purpose of which is shale. The transfer of the 80% interest in the Aguada de la Arena area was subject to the condition precedent that Petrobras’ partner in this area —holder of the remaining 20% interest— did not previously exercise its preemptive rights.

In this regard, on August 4, 2016, after the closing of the Transaction, Petrobras’ Board of Directors approved the transfer of the interests described above.

On October 14, 2016, the assignment to YPF of 33.33% of Petrobras’ interest in the “Río Neuquén” area concession for U$S 72 million and 100% of Petrobras’ interest in the “Aguada de la Arena” area concession (which represents an 80% interest in this area) for the amount of U$S 68 million were perfected.

The 33.6% of the rights and obligations over the Río Neuquén concession area and the assets related to such interests were valued at U$S 72,000,000.

Furthermore, the interest in the Colpa and Caranda area in Bolivia was valued with a negative value of U$S 20 million, mainly as a result of the recurring losses generated by the business, environmental contingencies and the existence of important investment commitments in the area which are subject to high risk levels.

On October 27, 2016, the 33.6% of Petrobras Argentina’s interest in the Río Neuquén area and the Operating Agreement for the Colpa and Caranda area were assigned to an affiliate of Petrobras Brazil, Petrobras Operaciones S.A. for an amount of U$S 72 million and U$S 20 million respectively.

For the acquisition of the PPSL shares, the Company’s management has made an initial fair value estimate of the assets acquired and the liabilities assumed on as of July 27, 2016 and has engaged a third-party appraiser. This specialist has not yet completed the final valuations, which may differ from the initial estimates.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

The following table details the preliminary fair value of the transferred consideration, the estimated fair values of the acquired assets, the assumed liabilities and the non-controlling interest corresponding to PPSL’s acquisitions as at July 27, 2016:

	Purchase price allocation

Cash payment	13,312,052,180
Total consideration transferred	13,312,052,180

Investments in joint ventures	3,407,002,500
Investments in associates	777,247,650
Property, plant and equipment	20,872,875,564
Intangible assets	210,027,263
Financial assets at fair value through profit and loss	652,932,885
Financial assets at amortized cost	315,411,000
Trade and other receivables	7,279,660,131	(a)
Inventories	3,071,708,288
Cash and cash equivalents	4,383,692,000
Non current assets classified as held for sale	3,405,539,819
Trade and other payables	(4,324,096,731)
Borrowings	(7,433,872,000)
Salaries and social security payable	(383,429,000)
Defined benefit plans	(484,373,411)
Deferred tax liabilities	(3,978,650,453)
Taxes payables	(858,588,000)
Provisions	(5,209,907,769)	(b)
Liabilities associated with assets classified as held for sale	(239,774,000)
Income tax and minimum notional income tax provision	(1,444,081,251)
Non-controlling interest	(7,797,813,326)	(c)
Goodwill	1,090,541,021	(d)
Total purchase price allocation	13,312,052,180

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

(a)     Acquired Receivables: The fair value of acquired trade and other receivables amounts to $ 7,280 million. The gross contractual amount of receivables is $ 8,375 million, out of which $ 295 million are not expected to be collected.

(b)     Contingent Liabilities: The Company has recorded $ 2,749.7 million to reflect the fair value of possible and probable tax, civil and labor contingencies as of the acquisition date. Petrobras is directly or indirectly involved in several legal, tax and labor proceedings in its ordinary course of business; their fair value was calculated considering the level of probability of cash outflows that would be required for each contingency, including the following: i) differences in interpretation with the Argentine Treasury tax authorities regarding the following: a) the exemption from the Tax on Personal Assets in its capacity as Substitute Taxpayer for the shareholder PPSL (a company incorporated in Spain) on account of the application of the Double Taxation Treaty entered into with Spain; b) the Tariff heading used by the company for certain exported products; c) inaccurate customs declarations for certain spare parts to be used for the maintenance of producing plants; ii) differences in interpretation with Ecuador’s Treasury regarding the assessment of the reference price in the Income Tax and the Tax on Extraordinary Income; and iii) claims by contractors for the lack of payment of services associated with health, safety and environment.

(c)       Non-controlling interest in Petrobras: it has been measured based on the proportional interest on the estimated fair value of the net assets identified in the acquisition.

(d)       Goodwill: the recognized goodwill represents the excess of the purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The $ 1,091 million goodwill arising from the acquisition is attributable to the future synergies of the Company and Petrobras combined business (as described above) and assembled workforce. Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Goodwill is not deductible for tax purposes.

The acquired business added to the Group revenues from sales for $ 4.906 million and net earnings for $ 65 million for the period comprised between July 27 and September 30, 2016.

If the acquisition had taken place on January 1, 2016, the consolidated revenues from sales and results as of September 30, 2016 would have been $ 35,421 million and $ (872) million, respectively. The proforma information was calculated based on the Company and Petrobras’ results.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

Tender Offer and Exchange Offer

Pursuant to the provisions of Sections 87 and following ones of Capital Market Act No. 26,831 and Section II, Chapter II, Title III of the CNV provisions on mandatory tender offers on account of changes of control and acquisition of significant indirect interests, on May 20, 2016 the Company's Board of Directors resolved to make a tender offer for the acquisition of the 662,445,264 Petrobras’ shares held by the investing public, which represent 32.81% of the capital stock and voting rights in Petrobras (the “Cash Acquisition Offer”), subject to the Transaction Close and the approval of the Cash Acquisition Offer by the CNV and the SEC. Furthermore, the Board of Directors decided to launch a voluntary public offer for the exchange of Petrobras’ shares, (the “Exchange Offer”) subject to the same conditions applicable to the Cash Acquisition Offer to avoid a higher use of cash or greater financial indebtedness to meet the Cash Acquisition Offer.

Regarding these Offers, on May 20, 2016 the Company Board of Directors resolved as follows:

a) To fix the price of the Cash Acquisition Offer at U$S 0.6574 per Petrobras’ share, converted into pesos at the exchange rate for sales operations of Banco de la Nación Argentina on the Transaction closing date, subject to certain price adjustments stipulated in the Share Purchase Agreement. This price results from applying the Transaction base price to the price per Petrobras share payable under the Cash Acquisition Offer, that is, the price of U$S 892 million divided by the Petrobras’ whole capital stock owned by PPSL (1,356,791,556 shares);

b) To set the exchange ratio for the Exchange Offer based on the price per Petrobras’ share mentioned in (i): the weighted average price of the Company shares during the 5 days prior to the opening of the offers acceptance reception period divided by the price per Petrobras’ share fixed for the Cash Tender Offer; to such effect, the Shareholders Meeting resolving on the capital increase may delegate on the Board of Directors the determination of a +/- 10% adjustment on the Company share average price;

c) To approve the issuance of up to 320 million new ordinary shares of the Company, which will be paid in kind through the transfer to the Company of Petrobras’ shares and/or American Depositary Receipts (ADRs) held by parties wishing to participate in the Exchange Offer, establishing that this increase will represent a maximum of 15.87% of Pampa’s capital stock after such increase.

On June 22, 2016, the Ordinary and Extraordinary General Meeting of Shareholders resolved to approve the capital increase necessary to perfect the Exchange Offer, the exchange ratio and the adjustment mechanism, as well as the suspension of preemptive rights, pursuant to Section 197 of the Companies’ Act, in the subscription of new shares to be issued as a result of the capital increase. Additionally, since after the closing of the Transaction and subject to the corresponding corporate and regulatory approvals the Company plans to merge with Petrobras, the Shareholders’ Meeting resolved to amend Section 4 of the Company Bylaws regarding corporate purpose to include the activities of the company to be absorbed.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

As previously mentioned, the Company offered to pay holders wishing to participate in the Mandatory Tender Offer the same price per share than that payable to the seller for Petrobras Participaciones’ shares. In this sense, and in order to apply the global price of the Transaction to the price per share payable in the Cash Acquisition Offer, the price of U$S 897.2 million should be divided by Petrobras’ whole capital stock owned by PPSL, that is, 1,356,791,556 Class B shares; this indirectly implies a price of U$S 0.6612 per share, which, converted into pesos at the exchange rate for sales operations of Banco de la Nación Argentina on the Transaction closing date, amounts to $ 10.0508 per Petrobras’ share.

On September 7, 2016, with the purpose of accelerating and facilitating the procedure before the regulatory body and moving forward in a way that will benefit both Petrobras and the Company’ shareholders, the Company’s Board of Directors decided to increase the price to be offered for Petrobras’ Shares under the Mandatory Tender Offer. Therefore, and subject to the approval of the corresponding regulatory body, the Company will offer to the shareholders of Petrobras a price per share equivalent to U$S 0.6825 which, converted into pesos at the official exchange rate at the Transaction's closing date, amounts to $ 10.3735.

The authorization to consummate the Offer was granted through an ordinance issued by the CNV’s Board of Directors on September 22, 2016 and Resolution No. 18,243 issued by the CNV on September 28, 2016 (approving the issuance of Pampa Shares). On October 3, 2016, the Company requested the SEC to expedite the effectiveness of the International Tender Offer, which was granted on October 6, 2016. The Tender Offer will remain open for a total term of 26 business days, starting on October 7, 2016 at 10:00 a.m. and finishing on November 14, 2016 at 3:00 p.m.

NOTE 36: CONSORTIA OPERATIONS

Investment Agreement with YPF for the “Rincón del Mangrullo” Area

As at September 30, 2016, YPF had concluded investments in surface facilities aiming to increase the transportation capacity, which made it possible to reach a total production of approximately 5 million m3/day.

Lastly, during the month of April YPF finished offsetting the whole gas volume retroactively recognized as at January 1, 2015 pursuant to the Second Addendum to the Agreement with YPF for 63.7 million m3, which represented a total income of approximately $ 114 million for the Company.

Investment Agreement for the “Senillosa” Area

On May 18, 2016, and subject to certain conditions subsequent, PEPASA and Rovella agreed on the assignment of Rovella’s 35% interest in the whole Senillosa joint venture in favor of PEPASA in consideration of the forgiveness of a debt it held with the company. Thus, PEPASA now holds an 85% interest in the Senillosa joint venture.

Lastly, during the month of April, 2016 and as a result of the low pressure and production in the wells, the long-term production trial was terminated and the built facilities were dismantled. Therefore, PEPASA recorded an impairment of Property, Plant and Equipment in the amount of $ 14.9 million under “Exploration Expenses”.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 36: (Continuation)

35-Year Exploitation Concession over the Río Neuquén area in the Province of Neuquén

Pursuant to Decree No. 776/2016 passed on June, 13, 2016, the Executive Branch of the Province of Neuquén approved the Investment Memorandum of Agreement executed by Petrobras Argentina and such province, whereunder a 35-year non-conventional exploitation concession was granted over the Río Neuquén area, including a 5-year pilot plan period.

This agreement mainly provides that Petrobras will be under a duty to execute a pilot plan for the development of non-conventional hydrocarbons (tight gas) involving the drilling of 24 wells and the refurbishing of surface facilities from 2016 through 2020. Total investments for such period are estimated at U$S 346 million. The agreement provides for the payment of a fixed bond of U$S 5.7 million and a Corporate Social Responsibility Contribution in the amount of U$S 8.6 million.

In addition, through a payment of $ 208 million, differences in interpretation concerning the sales tax in the proceedings pending before the Tax Bureau of the Province of Neuquén were finally settled.

Transfer of production areas

On October 14, 2016, the sale to YPF of 33.33% of Petrobras’ interest in the “Río Neuquén” area concession and its whole interest in the “Aguada de la Arena” area concession was perfected; likewise, on October 27, 2016, the sale to an affiliate of Petrobras Brazil of 33.6% of all rights and obligations under the concession over the Neuquén River area and 100% of all rights and obligations in the Colpa and Caranda areas in Bolivia was consummated.

25 de Mayo-Medanito S.E. Concession in the Province of La Pampa

On March 30, 2016, the Legislature of the Province of La Pampa enacted a law declaring “of strategic interest” the 25 de Mayo-Medanito S.E. area located in that province with the purpose of transferring its possession to the province after the expiration of the original term of the concession to Petrobras for 25 years.

On October 29, 2016, the period for the exploitation of such concession expired, and the area reverted to the Province of La Pampa.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: GENERATION PROJECTS

Thermal Generation Projects (ES Resolution No. 21/16)

Under the MEyM call for the hiring of new thermal generation capacity, Pampa subsidiaries have submitted four different new generation projects, out of which only one was finally awarded.

The awarded project consists of the expansion of CTLL plant’s generating capacity through the installation of a new GE aeroderivative gas turbine (model LMS100) with a gross generation capacity of 105 MW, which will be commissioned for service in August, 2017. The estimated cost of the project amounts to U$S 90 million, plus VAT. CTLL has entered into project and maintenance agreements for the unit with the main suppliers and contractors.

Additionally, CTLL has executed with CAMMESA an agreement for the sale of the energy and power generated by the new unit for a term of 10 years as from the project’s commissioning, with a fixed price of U$S 24,000 MW/month during the first 6 years, U$S 23,000 MW/month for the following two years and U$S 20,000 MW/month for the last two years. The agreed variable price is U$S 12 MWh.

Purchase of Albares Renovables Argentina S.A. (“Albares”)

On September 14, 2016, Petrobras acquired 100% of the capital stock and voting rights in Albares for an approximate value of U$S 6 million. This company was awarded the construction of a new thermal generation plant in Parque Industrial Pilar under the Call to Companies interested in Offering New Thermal Capacity with an Availability Commitment within the WEM. The project, with a total capacity of 100 MW, consists of the installation of 6 engine generators with a net power of 16.5 MW each and both natural gas and fuel oil consumption capacity. In this respect, Albares executed a demand agreement with CAMMESA with the commitment to install the above-mentioned electric generation engines.

2014 Agreement

On July 15, 2016, the new 105 MW high-efficiency gas turbine, which makes up the project to expand CTLL’s generating capacity by 120 MW, was commissioned for service.

As at the issuance of these Condensed Interim Financial Statements, CTLL is negotiating with CAMMESA a WEM Supply Agreement pursuant to ES Resolution No. 220/07 which will partially remunerate the energy and power generated by the new unit.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

CTG’s Major Maintenance

Under the CSA agreement entered into between GE and CTG, on April 29, 2016, unit TG01 was commissioned for service after the major maintenance performed in Houston, which mainly comprised the calibration of all the turbine sensors, the inspection of the flex coupling, a boroscopic inspection of the low pressure compressor and the power turbine, and the installation of its Supercore.

Since May, 2015, TG01 was operating with a GE Supercore under leasing, which was later included in consideration of the CSA agreement.

The work scope for the turbine supercore included the implementation of upgrades, with redesigns which will increase certain parts’ useful life, the replacement of the combustor and internal components of the high-pressure compressor (HPC), the high-pressure turbine (HPC) and the intermediate-pressure turbine (IPT).

This major maintenance improved the reliability and availability of unit TG01 and allowed for an increase in its Supercore’s life cycle.

CPB’s Major Maintenance

Under the 2015-2016 Technological Upgrade Works, on April 14, 2016, unit TV29 was commissioned for service after the conclusion of all tests and trials following the repair of the excitation system’s transformer.

Lastly, on August 15, 2016, the Company started the works corresponding to unit TV30, which are expected to finish during the month of December.

Renewable Energies Projects

Under the MEyM’s Call for the hiring of electric power from renewable sources —the “RenovAr Program (Round 1)”— CTLL submitted the following generation projects:

-          Greenwind Argentina S.A. (“Greenwind”) – Corti Wind Farm

On April 18, 2016, CTLL acquired 100% of Greenwind's capital stock and equity for an amount of U$S 2.1 million. Greenwind is a corporation organized in Argentina the main objective of which is the development of the “Corti” wind power project, which consists of the installation of a 100 MW capacity farm in Bahía Blanca, Province of Buenos Aires. Greenwind holds a right of usufruct over a 1,500-hectare plot of land where wind measurements have been taken during the last four years.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

-          Parques Eólicos del Fin del Mundo S.A. (“PEFMSA”) - De la Bahía Wind Farm

On May 17, 2016, CTLL acquired 100% of PEFMSA's capital stock and equity for an amount of U$S 0.67 million. PEFMSA is a corporation organized in Argentina the main objective of which is the development of the “Parque Eólico de la Bahía” wind power project, which consists of the installation of a 50  MW capacity farm in Bahía Blanca, Province of Buenos Aires. PEFMSA holds a right of usufruct over a 500-hectare plot of land where wind measurements have been taken during the last four years.

-          Parques Eólicos Argentinos S.A. (“PEASA”) - Las Armas Wind Farm

On August 25, 2016, CTLL acquired 100% of PEASA's capital stock and equity for an amount of U$S 1.44 million. PEASA is a corporation organized in Argentina the main objective of which is the development of the “Parque Eólico Las Armas” wind power project, which consists of the installation of a 50  MW capacity farm in Las Armas, District of Maipú, Province of Buenos Aires. PEASA holds a right of usufruct over two neighboring plots with an approximate total surface of 440 hectares, where wind measurements have been taken.

-          Photovoltaic Solar Plant

The project consists of the development of a photovoltaic solar farm with a 100 MW capacity to be installed in the Province of Catamarca.

During the month of October, 2016, CAMMESA provided information on the awarded projects, including the 100 MW-capacity Corti Wind Farm.

As at the issuance of these Condensed Interim Financial Statements, CTLL is negotiating with CAMMESA a supply agreement for the sale of an annual renewable electric power block.

NOTE 38: CLAIM AGAINST PETROMINERA CHUBUT S.E. (“PETROMINERA”)

On July 14, 2010, Inversora Ingentis S.A, a subsidiary absorbed by the Company in January 1, 2012, accepted an irrevocable offer by Petrominera for the acquisition of shares representing 10.95% of the capital stock and voting rights in its subsidiary Ingentis S.A.

The fixed price amounted to $ 33.4 million, 50% of the which will be payable by the purchaser on the transaction’s closing date; and the balance, amounting to U$S 4.2 million, in 24 monthly installments bearing the agreed interest, after an initial six-month grace period. The mentioned financing was guaranteed with a pledge on all the shares subject-matter of the transaction.

On April 29, 2013, Inversora Ingentis S.A. brought a claim against Petrominera for the balance of the transaction price  alleging the breach of the above-mentioned share purchase agreement and claiming the amount of U$S 2.6 million plus compensatory and contractual penalty interest accrued from March 13, 2011 until the actual payment date.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 38: (Continuation)

On May 3, 2016, the arbitration award was passed: (i) disallowing the pre-judicial issue introduced by the defendant; (ii) sustaining the brought claim and determining the following: (a) that the defendant will have to pay the installments owed in U.S. dollars plus the stipulated interest in accordance with the liquidation to be performed; and (b) that the arbitration award may only be perfected after the conclusion of the state of economic emergency ordered by the Province of Chubut; (iii) that the arbitration costs will be borne by the defeated party; and (iv) that the determination of fees will be made once all owed amounts have been settled.

Against that award, the defendant filed an action for annulment. The Commercial Chamber transferred to the Company, which was timely answered.

At the date of issuance of these financial statements, the case is to be resolved by the Commercial Chamber.

As of September 30, 2016, the Company has disclosed, under “Other Receivables”, a credit with Petrominera for U$S 3.6 million as owed principal and interest, net of a provision for U$S 3 million. The Company will record the effects of the arbitration award once it becomes final and conclusive.

NOTE 39: NEGATIVE WORKING CAPITAL

As of September 30, 2016, the Company’s working capital was negative and amounted to $ 5,842.6 million. This deficit has been generated mainly in the following segments: (i) Distribution, through its indirect subsidiary Edenor, as a result of the economic and financial situation described in Note 33 and (ii) Holding and others, through the Company, as a result of financing for the acquisition of the majority shareholding of Petrobras.

This deficit has been partially offset by the other subsidiaries, which have positive working capitals.

NOTE 40: MERGER

On August 10, 2016, the Company’s Board of Directors resolved to instruct the Management to initiate all necessary tasks and procedures to merge Pampa Energía, as acquiring company, with Petrobras, as acquired company. On October 24, 2016, the Company’s management resolved that Petrobras Energía Internacional S.A. and Albares, two subsidiaries of Petrobras, should also be merged into and absorbed by the Company.

The merger will be effective as of November 1, 2016, date on which the transfer to the absorbing company of all the rights and obligations, assets and liabilities of the absorbed companies will become effective, all of which subject to the corresponding corporate approvals under the applicable law and the registration with the Public Registry of Commerce of the merger and the dissolution without liquidation of the absorbed companies.

The companies are currently performing the necessary procedures before the applicable entities in order to obtain the authorizations, registrations and recordings necessary for the Company to operate as the continuing company in the merger. Notwithstanding that, in view of the need to request and obtain a large number of authorizations, registrations and recordings to be granted by several national, provincial and municipal entities and the impossibility to obtain such approvals on a simultaneous basis, the absorbed companies should exceptionally continue operating and performing certain activities on behalf and at the expense of the absorbing company with the sole purpose of not hindering their course of business until all authorizations, registrations and recordings are finally obtained.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 41: CHANGE OF CORPORATE HEADQUARTERS

On September 27, 2016, as a result of the relocation of the Company’s offices, the Board of Directors resolved to change the Company’s legal domicile to Maipú 1, City of Buenos Aires. As at the issuance hereof, this resolutions has been registered with the Superintendence of Corporations.

NOTE 42: SUBSEQUENT EVENTS

PEPASA

Supervielle Loan

On October 5, 2016, PEPASA executed a loan agreement with Banco Supervielle in the amount of $ 7 million at a 5% fixed rate and maturing on October 5, 2017. Interest will be payable upon maturity.

Exploitation Service Agreements

On May 19, 2011, PEPASA entered into an agreement with Rovella y G&P whereunder PEPASA has accepted to provide, in its capacity as operator, services for the exploration, development and production of hydrocarbons in the Caracol Norte area in consideration of a 60% interest in the whole hydrocarbon production of this area. Furthermore, PEPASA has committed an initial investment of U$S 3.7 million.

After conducting preliminary activities in this area, PEPASA decided not to make any further investments. Consequently, on June 4, 2015, PEPASA and Rovella agreed to transfer all rights and obligations under the Investment Agreement in Caracol Norte to Petróleos Sudamericanos S.A., Homaq S.A. and JCR S.A. Based on PEPASA’s stake in the investment agreement, it expects to collect U$S 133,000 from this sale once certain conditions precedent are met. As at the issuance hereof, this transfer remains subject to the obtaining of the environmental authorization and the issuance of the provincial decree.

Lastly, on October 29, 2016, PEPASA entered into an agreement with Pampetrol SAPEM whereby it will provide hydrocarbon operation and production services in the “25 de Mayo – Medanito SE” area, La Pampa’s sector, for a term of one year in consideration of a 63% interest in the hydrocarbon production of this area.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of

Pampa Energía Sociedad Anónima (Pampa Energía S.A.)

We have reviewed the accompanying unaudited consolidated condensed interim statement of financial position of Pampa Energía S.A. and its subsidiaries as of September 30, 2016, and the related unaudited consolidated condensed interim statement of comprehensive income (loss) for the nine and three month periods ended September 30, 2016 and 2015 and the unaudited consolidated condensed interim statement of changes in equity and the unaudited consolidated condensed interim statement of cash flows for the nine-month period ended September 30, 2016 and 2015.  These interim financial statements are the responsibility of the Company’s management

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

As discussed in Note 3 to the unaudited consolidated condensed interim financial statements, the Company has restated its consolidated statements of cash flows for the nine month period ended September 30, 2015 to correct a misstatement.

Based on our review, we are not aware of any material modifications that should be made to the accompanying unaudited consolidated condensed interim financial statements for them to be in conformity with International Accounting Standard 34 “Interim Financial Reporting”, as issued by the International Accounting Standard Board.

Autonomous City of Buenos Aires, November 10, 2016

/s/ PRICE WATERHOUSE & CO. S.R.L. (Partner)

R. Sergio Cravero